Exhibit 16(c)(ix)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW PROJECT NORSE UPDATE SEPTEMBER 11, 2024

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 2 SITUATION UPDATE ▪ Throughout 2023, at the request of the Norse Board of Directors, management worked with Morgan Stanley and Centerview Partners to independently evaluate value creation potential across a number of different scenarios ▪ On February 11 th , 2024, the Special Committee was formed to oversee the process to explore a potential take - private transaction following interest expressed by Erik and Pete Nordstrom in submitting a proposal ▪ On June 19 th , the Special Committee of the Board of Directors shared a process letter with E&P if they were to submit a proposal – Since then, the Special Committee and its advisors have continuously facilitated diligence with E&P and a number of potential equity partners ▪ On September 4 th , the Special Committee received a non - binding written proposal for a potential acquisition of the Company from a group comprised of E&P and Liverpool, together the Bid Group – Offer to acquire the common stock of the Company for a cash purchase price of $23.00 ▪ Centerview and Morgan Stanley have engaged with the Bid Group’s advisors to further understand the proposal and underlying assumptions ▪ The Bid Group has responded with further clarifications which form the basis of the proposal which we have analyzed in the following pages

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 3 BACKGROUND ON SECTOR ▪ While Norse is pursuing a number of growth opportunities, the overall sector remains challenged ▪ Department Store multiples appear to reflect overarching concern around future prospects – Norse’s share price has decreased by 61% over the past five years, and the Company is currently trading at an NTM EBITDA multiple of 4.7x, below its 5 - year average of 5.2x (1) – Norse's performance is in - line with overall sector multiple contraction – the average peer NTM EBITDA multiple of 4.4x (2) is down from the 5 - year peer average of 4.8x (3) ▪ While there may be potential for Norse’s multiple to break out of its current and pre - transaction range, achieving a higher multiple will likely require an extended period of outperformance vs. both consensus and the category ▪ Management’s new LTP (August 2024), which has been reviewed by the Board, projects higher growth and lower capital expenditures than the prior version of the LTP (November 2023) and remains ahead of consensus, which has not changed materially ▪ In addition to the above, these slides include analysis of the following topics related to evaluating the Bid Group proposal: – How can the Board evaluate Norse’s potential stock price absent a transaction? – What is the fundamental value of the company? – How is the deal being funded, what is the potential ratings impact and how might a potentially higher offer impact this? – What are the range of potential counterproposals? Notes: 1. As of unaffected date of March 18, 2024 2. Represents average of Kohl’s current multiple of 5.1x and Macy’s unaffected multiple of 3.7x as of September 3, 2024, and December 8, 2023, respectively 3. Represents average of Kohl’s 5 - year average multiple of 5.0x and Macy’s unaffected 5 - year average multiple of 4.5x as of September 3, 2024, and December 8, 2023, respectively

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 4 3.0x 2.0x 1.0x 4.0x 5.0x 7.0x 6.8x 6.0x 5.8x 8.0x 9.0x 10.0x 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 M emo (2) : Fwd. Net Sales Growth 9% 8% 5% 2% 3% 2% 6% 5% 2% 0% 0% NTM EBIT Margin 10% 9% 6% 6% 6% 6% 2% 4% 5% 4% 4% NTM EBIT Dispersion (3) 13% 15% 14% 16% 12% 20% n.m. 54% 36% 25% 19% 4.2x Source: Note: (1) (2) (3) (4) Company filings, FactSet and Capital IQ as of September 3, 2024. EBITDA figures unburdened by amortization of developer reimbursements. Department Store Peers include Macy’s and Kohl’s. AV / NTM EBITDA multiple averaged through mid - 2020 to smooth sharp swings in broker estimates. Reflects average estimates for the fiscal year, except for NTM EBIT dispersion. Calculated as the difference of the high and low NTM EBIT estimate divided by consensus as of September 3 of each year. Reflects current Norse AV / NTM EBITDA multiple. 5.2x (4) NORSE VALUATION TETHERED TO GROWTH AND MARGIN OUTLOOK Increased dispersion reflects perceived uncertainty Shading Reflects 10 th - 90 th Percentile in Each Phase Covid disruption Norse AV / NTM EBITDA Valuation – Last 10 Years Norse Department Store Peer Average (1) Norse Dept. Store Peer Avg. Norse Deal Rumor (3/18/24)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 5 11% 11% 28% 24% 35% 15% 14% 28% 27% 22% 17% 34% 31% 43% CERTAINTY OF NEAR - TERM OUTLOOK ALSO A FACTOR IN MARKET VALUE Source: Company filings, Wall Street research and FactSet as of September 3, 2024. Note: Figures reflect fiscal years ending January the following calendar year. EBITDA figures unburdened by amortization of developer reimbursements. (1) Calculated as the difference of the high estimate and the low estimate divided by the consensus estimate. (2) Specialty Retail excludes Petco’s Adj. EPS consensus spread. Growth Retail Department Stores Specialty Retail Apparel Retail Home Improvement Off - Price Apparel Greater Uncertainty Greater Certainty 12.3x 15.0x 15.9x 9.0x 5.1x 5.6x 6.8x Lower Multiple Higher Multiple 10% 8% 6% 6% 5% 5% 4% Net Sales EBIT Adj. EPS (2) Median AV / NTM EBITDA Spread of FY’25E Consensus Estimates (1) Memo:

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 6 STRATEGIC LANDSCAPE CONTINUES TO EVOLVE Strategic M&A Announced Transaction Take - Private Candidates Prior Take - Private Attempt in 2024 Prior Take - Private Attempt in 2022 Recent Bankruptcies Recent sector activity underscores a weak demand outlook and potential for further consolidation Sold to Coupang Active Sale Process Sold to Naver Online Rationalization

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

NORSE FINANCIAL SUMMARY – LTP COMPARISON

Improved Norse Banner projections and new Rack store openings increased Management's LTP projections

Key Drivers of Change in Plan

- Increased net sales driven by improved outlook for 2024 and corresponding increase in '25-'28 growth, largely resulting from improvement in Rack Stores
- Limited near-term flow through of increased sales down to adj. EBIT due to gross margin decline from shrink
- Reduction in capex in key areas including supply chain, technology and stores from ~3.5% of sales to ~3% of sales, with renewed focus on highest priority projects including 3rd party pooling, highest ROI technology investments)

	Previous LTP (November 2023)					Latest LTP (August 2024)					Δ				
	Management Projections			Extrapolation		Management Projections									
	2024E	2025E	2026E	2027E	2028E	2024E	2025E	2026E	2027E	2028E	2024E	2025E	2026E	2027E	2028E
Total Revenue	$14,625	$15,127	$15,611	$16,094	$16,577	$14,949	$15,272	$15,819	$16,433	$17,074	+$324	+$145	+$209	+$339	+$497
% Growth	(0.5%)	3.4%	3.2%	3.1%	3.0%	1.7%	2.2%	3.6%	3.9%	3.9%	+220bp	(127bp)	+39bp	+78bp	+90bp
Net Sales	$14,158	$14,635	$15,099	$15,563	$16,025	$14,498	$14,792	$15,319	$15,910	$16,525	+$340	+$157	+$220	+$347	+$500
% Growth	(0.4%)	3.4%	3.2%	3.1%	3.0%	2.0%	2.0%	3.6%	3.9%	3.9%	+239bp	(133bp)	+39bp	+78bp	+89bp
Adj. EBITDA(1)	$1,186	$1,281	$1,358	$1,416	$1,475	$1,178	$1,276	$1,340	$1,406	$1,521	($8)	($5)	($18)	($11)	+$46
% of Net Sales	8.4%	8.8%	9.0%	9.1%	9.2%	8.1%	8.6%	8.7%	8.8%	9.2%	(25bp)	(13bp)	(25bp)	(27bp)	+0bp
Adj. EBIT	$580	$668	$755	$795	$835	$577	$674	$769	$876	$989	($3)	+$6	+$14	+$81	+$155
% of Net Sales	4.1%	4.6%	5.0%	5.1%	5.2%	4.0%	4.6%	5.0%	5.5%	6.0%	(12bp)	(1bp)	+2bp	+40bp	+78bp
Memo: Capex	$502	$530	$546	$555	$564	$477	$422	$440	$457	$474	($24)	($108)	($106)	($98)	($89)
% of Net Sales	3.5%	3.6%	3.6%	3.6%	3.5%	3.3%	2.9%	2.9%	2.9%	2.9%	(25bp)	(77bp)	(74bp)	(70bp)	(65bp)

Source: Norse management.
Note: Dollars in millions. Change in 2024E figures contemplates the conversion from retail accounting to cost accounting.
(1) EBITDA unburdened by amortization of developer reimbursements.
(2) Reflects right-of-use asset amortization less change in lease liabilities.

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 567 541 564 522 784 502 577 674 769 876 989 Margin FY2019A (% of Revenue): 5.1% FY2028E FY2027E FY2026E FY2025E FY2024E FY2023A FY2022A 5.8% 5.3% 3.4% 4.9% 3.7% 4.4% 3.6% 3.9% 3.9% 3.2% FY2028E FY2027E FY2026E FY2025E FY2024E FY2023A FY2022A 8.9% 8.6% 7.5% 8.5% 7.8% 8.4% 7.6% 7.9% 7.8% 7.1% +47% +19% +7% 9.4% Margin FY2019A (% of FY2028E FY2027E FY2026E FY2025E FY2024E FY2023A FY2022A FY2019A 3.9% 3.9% 2.2% 3.6% 0.9% 2.2% 1.8% 1.7% (5.4%) 5.0% Growth: (2.1%) +15% +9% +4% 1,521 1,406 1,340 1,164 1,173 1,276 1,133 1,178 1,153 1,106 1,455 14,693 14,965 15,524 15,530 14,949 15,104 15,272 15,819 15,440 16,433 17,074 (0%) +1% +2% 8 Management Long - Term Plan vs. Consensus Historical Consensus Management Long - Term Plan (August 2024) Sources: Capital IQ as of September 3, 2024; Management Long - Term Plan as of August 2024 for years FY24 - 28 Note: 1. Adds back all depreciation and amortization including amortization of developer reimbursements Revenue): Adj. EBIT ($MM) Adj. EBITDA ($MM) (1) Total Revenue ($MM) MANAGEMENT’S LONG - TERM PLAN VS. STREET PROJECTIONS Actual Performance Projections FY’24E – FY26E CAGR 1.6% 2.9% 1.3% 6.7% (1.7%) 15.4%

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW $ $ 5 5 $ $ 1 1 0 0 $ $ 1 1 5 5 $ $ 2 2 0 0 $ $ 2 2 5 5 $ $ 3 3 0 0 $ $ 4 4 0 0 $38.72 $ $ 3 3 5 5 $ $ 4 4 5 5 M M a a r r - - 2 2 3 3 M M a a r r - - 2 2 4 4 M M a a r r - - 2 2 5 5 M M a a r r - - 2 2 6 6 FUTURE SHARE PRICE ANALYSIS – CENTERVIEW $24 Illustrative Future Share Price Trajectory (LTP and Consensus Estimates) 9 Unaffected Price: $17.06 $19 Source: Norse management, company filings, FactSet and Capital IQ as of September 3, 2024. Note: Future share prices represent future value and do not include value of dividends. Future fully diluted share count assumed to be diluted by forecasted stock - based compensation issuance. Consensus free cash flow extrapolated based on LTP free cash flow conversion rate. Assumes cash roll - forward beginning with current Q2’24 cash of $679mm. (1) Assumes peer - based cost of equity of 16.6%. LTP at 4.5x NTM EBITDA LTP at range of 4.0x – 5.0x NTM EBITDA Consensus at 4.5x NTM EBITDA Consensus at range of 4.0x – 5.0x NTM EBITDA Historical share price Represents illustrative future value of share price on a standalone basis – – M M a a r r - - 2 2 1 1 M M a a r r - - 2 2 2 2 Present Value of Future Share Price (1) LTP Consensus $20 $18 $21 $17 $21 $18 FYE’24E FYE’25E

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 10 NORSE FAMILY / LIVERPOOL PROPOSAL SUMMARY Due Diligence Requirements Approvals and Timing ▪ Completed necessary preliminary diligence ▪ Expect to complete limited, confirmatory due diligence on expedited basis ▪ Prepared to negotiate and execute definitive documentation on expedited basis ▪ Confirmatory due diligence to be completed in parallel with negotiation of definitive documentation ▪ Execution of definitive documentation subject to final approval of Liverpool Board of Directors ▪ Conditioned on approval by Special Committee and majority of disinterested shares Financing ▪ Norse family and Liverpool expected to rollover equity interests representing $1.1bn and $0.4bn of implied value, respectively ▪ Norse family and Liverpool expected to contribute additional $0.5bn and $1.2bn, respectively, to achieve targeted 50.1% and 49.9% respective equity ownership ▪ Incremental bank financing of $325mm at company, for which the Bid Group has received preliminary proposals from two existing lenders ▪ Also expecting to use $520mm in company cash from balance sheet, leaving $100mm minimum cash at close ▪ No reference to guarantees for buyer's obligations (including damages for willful breach) ▪ Assuming agreement on price, progress with rating agency review, and cooperation with securing debt: – Not subject to any financing contingency – Bid Group will provide 100% equity commitment (but the Bid Group declined to provide additional detail regarding the amount and structure of the equity commitments) – Company will have full specific performance rights Consideration and Structure ▪ $23.00 per share cash offer price implying a purchase equity value of $3.8bn and $5.8bn in implied enterprise value (1) ▪ Offer for 100% of Norse outstanding shares of common stock ▪ Assumes $2.7bn of debt outstanding, all of which would remain post consummation of transaction ▪ Company to fund currently underfunded Supplemental Executive Retirement Plan (“SERP”) with exception of amounts required to be funded on behalf of Erik, Peter and Jamie Norse – Bid Group estimates ~$140mm total need to fund SERP Identity of Purchaser ▪ Bid Group is comprised of members of the Norse family and Liverpool ▪ Beneficially own approximately 43% of the outstanding shares of the Company’s common stock as of Q1’24 10 - Q Voting Agreements ▪ Norse family and Liverpool to provide voting agreements agreeing to vote in favor of proposed transaction ▪ Engage in good faith discussion with other potential buyers (1) Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. Termination ▪ No reverse termination fee ▪ Board may change its recommendation for a superior proposal or intervening event, but must still hold a shareholder vote on the deal ▪ If Board changes its recommendation and shareholders vote down the deal, Company would pay a termination fee ▪ If shareholders otherwise vote down deal, Company would reimburse Bid Group's expenses

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 11 174.5 Diluted Shares Outstanding (1) $4,014 Total Equity Value 2,011 (+) Net Debt (2) $6,026 Total Aggregate Value Aggregate Value / Adj. EBITDA (3) : 5.1x $1,178 Management LTP - FY'24E 4.7x $1,276 Management LTP - FY'25E 5.3x $1,133 Consensus - FY'24E 5.1x $1,173 Consensus - FY'25E Proposal Metric $23.00 BID GROUP PROPOSAL: IMPLIED PREMIA AND MULTIPLES Multiples Premia Share Price Premium to: 34.8% $17.06 Unaffected (3/18/24) 0.8% $22.82 Current (9/3/24) 4.9% $21.92 30 - Day VWAP 4.7% $21.96 60 - Day VWAP 75.8% $13.08 52 - Week Low (3.4%) $23.82 52 - Week High Proposal Metric $23.00 Source: Norse management, company filings, FactSet and Capital IQ as of September 3, 2024. Note: (1) Dollars in millions, except per share amounts. Includes all outstanding options, unvested RSUs and unvested PSUs. Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. Reflects current debt of $2,690 and cash of $679. Adj. EBITDA figures unburdened by amortization of developer reimbursements. (2) (3)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

PROPOSED TRANSACTION SUMMARY

- **Proposal contemplates in-the-money options and RSUs that vest by assumed transaction close; unvested PSUs and RSUs to be replaced by revised compensation plan**

#	Sources	Original $MM	Revised $MM	Notes Reflecting New Proposal
1	Company Cash on Balance Sheet	$620	$620	• Estimate for FY2024 year-end
2	Company Existing Debt	2,615	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
3	New Transaction Debt	250	325	• Likely funded through $1-1.2Bn ABL, with drawn balance paid off 1 year after transaction close to • Commitment letters to be provided at signing
4	Family Investor Equity Roll	1,141	1,146	• Current holdings (49.6MM shares)
5	Family New Equity Roll	454	467	• Direct loan from Liverpool to Family Group (carried on Liverpool Balance Sheet)
6	Liverpool Equity Roll	362	362	• Current holdings (15.8MM shares)
7	Liverpool New Equity	1,226	1,244	• Likely funded through $1.2Bn Balance Sheet cash with debt covering potential shortfall
	Total Sources	**$6,669**	**$6,855**	

#	Uses	Original $MM	Revised $MM	Notes Reflecting New Proposal
8	Company Equity Value	$3,764	$3,800	• Based on Q2 2024A basic shares outstanding (164.2MM) plus dilutive equity securities at assumed transaction close of ~0.6MM in-the-money options and ~0.5MM of vested RSUs at $23.00 / share
9	Existing Debt	2,615	2,690	• From Q2 2024A Balance Sheet, inclusive of unamortized discounts and debt issuance costs
10	SERP Funding	140	140	• Unfunded balance ($168MM) to be funded into trust upon transaction close • Family Group to waive $28MM portion • Treated as transaction fees
11	Preliminary Transaction Fees	50	125	• Fully accounts for advisor fee estimates provided by Company advisors and financing fees required to consummate the transaction
12	Minimum Cash	100	100	• Based on Family Group advisor estimates, with new $1-1.2Bn ABL facility intended to fund seasonal working capital and liquidity needs
	Total Uses	**$6,669**	**$6,855**	

Key Revisions (circled: 325, 1,146, 467, 1,244, 125)

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

ILLUSTRATIVE "ADJUSTED UNAFFECTED" PRICE METHODOLOGIES

Illustrative "Adjusted Unaffected" Share Price ($)


Morgan Stanley
Centerview
Offer
$23.00
$17.06
$17.15
$18.46
$18.51
$21.07
$16.35
$19.83
$20.14
$19.52

	Unaffected Share Price (1)	1YR Average Multiple	Present Value of Current Analyst Price Target Median (3)(4)	Share Price Perf. (Q1 Release - Current) (5)	Change in Analyst Price Targets (Pre Q1 - Current) (3)	Share Price Pre-Macy's Rumor	Takeover Leak Share Price "Bump" Adjustment	Macy's End of Buyout Talks Adjustment	H1'24 Cumulative Earnings Adjustment
Implied AV / NTM EBITDA	4.7x	4.4x (2)	4.5x (2)	4.6x (2)	4.9x (2)	4.3x (2)	4.8x (2)	4.9x (2)	4.8x (2)
Methodology	Unaffected share price (3/18/24)	1-year average unaffected multiple	Present Value of Median 1-year Analyst Price Target (3)(4)	Share price performance from Q1 release (5/30/24) to current (5)	% change of median price target from pre Q1 release to post Q2 release (5)	Share price prior to Macy's takeover rumor (12/8/23)	Current share price less the takeover leak 3-day share price reaction	Macy's 1-day share price reaction to terminated buyout talks applied to Norse current share price	Q1'24 and Q2'24 earnings 3-day share price reactions (5)
Relevant Metric	--	**4.4x** NTM EBITDA	--	**+8.5%**	**+23.5%**	--	**($2.99)**	**(11.7%)**	**+$1.26 (Q1'24)** **+$1.20 (Q2'24)**

Source: Capital IQ as of September 3, 2024

Notes:
1. Represents Norse as of unaffected date of March 18, 2024
2. Reflects net debt as of Q2 2024A, and all outstanding options, unvested RSUs and unvested PSUs
3. "Current" Analyst Price Targets as of pre-offer
4. PV share price discounted using Morgan Stanley's estimated cost of equity of 13.8% as of September 3, 2024
5. Applied to Norse unaffected share price or multiple

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW Methodology Metric ($MM) Implied Share Price Agg. Value ($MM) Low High Rounded to the nearest $0.25 Public Trading Comparables (1)(2) Consensus: AV / FY2024E EBITDA: 3.5x - 5.0x Management LTP Case: AV / FY2024E EBITDA: 3.5x - 5.0x 1,133 1,178 3,965 4,122 5,664 5,889 Discounted Equity Value (1)(3) Consensus: 3.5x - 5.0x FY2026E EBITDA Management LTP Case: 3.5x - 5.0x FY2026E EBITDA 1,164 1,340 4,149 4,673 5,589 6,331 Discounted Cash Flow (1)(4) Management LTP Case: 3.5x - 5.0x Exit Multiple; 8.5% - 9.6% WACC 5,371 7,160 Reference Only: 52 - Week Trading Range Analyst Price Targets (Undiscounted) 4,280 4,280 4,018 6,200 6,374 5,851 Analyst Price Targets (Discounted) (1)(5) Leveraged Buyout (6) Management LTP Case: 17.5% - 22.5% Target IRR; Exit Multiple = Entry 5,068 5,894 $11.25 $12.00 $12.25 $15.25 $19.25 $13.00 $13.00 $11.50 $18.50 $21.00 $22.25 $20.50 $24.75 $29.50 $24.00 $25.00 $22.00 $23.50 $0 $10 $20 $30 NORSE PRELIMINARY VALUATION ANALYSIS – MORGAN STANLEY Based on Management Long - Term Plan and Consensus Estimates Sources: Capital IQ (unaffected date of March 18, 2024, current as of September 3, 2024); Management Long - Term Plan as of August 2024 for years FY24 - 28; Notes: 1. Assumes FDSO of ~174.5MM; inclusive of ~164.2MM basic shares outstanding at Q2 2024 with full accelerated vesting of dilutive equity securities inclusive of ~0.7MM options, ~1.5MM PSUs, and ~8.1MM RSUs 2. Range based on NTM trading multiples of Macy’s (3.7x) and Kohl’s (4.8x), as of unaffected date of March 18, 2024; 3. Represents present value of implied year - end 2025E share price based on discounted equity value analysis; share prices and cumulative dividends discounted at 13.8% cost of equity; sensitized on +0.75x / (0.75x) exit multiple 4. Implied share price based on DCF multiples method; WACC of 9.1%; EBITDA exit multiple of 4.25x sensitized on +0.75x / (0.75x) 5. Represents present value of median of analyst price targets as of September 3, 2024; discounted analyst price targets discounted at 13.8% cost of equity; excludes Morningstar ($38.50 price target) 6. Represents implied entry price to generate 17.5 - 22.5% IRR based on Management Long - Term Plan; assumes offer diluted share count of ~165MM (1)(5) Unaffected Share Price: $17.06 Bid Group Offer Price: $23.00 Consensus Management LTP 14

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 15 Implied AV / '24E EBITDA Methodology Assumption Implied Share Price Value Implied AV 52 - Week Trading Range 52 - Wk High: 07/17/24 52 - Wk Low: 11/13/23 $4,285 – $6,170 3.6x – 5.2x Analyst Price Target Range (1) High: 08/27/24 Low: 08/27/24 $4,271 – $6,379 3.6x – 5.4x Premia Paid Analysis Premium to Unaffected: 25% - 40% $5,730 – $6,182 4.9x – 5.2x Public Trading Comparables 4.0x - 5.0x '24E EBITDA of $1,178mm $4,711 – $5,889 4.0x – 5.0x Discounted Cash Flow Analysis WACC: 11.0% - 13.0% PGR: 1.5% - 2.5% $5,338 – $7,035 4.5x – 6.0x $13.10 $13.00 $21.30 $15.55 $19.10 $23.80 $25.00 $23.90 $22.25 $28.70 NORSE PRELIMINARY VALUATION ANALYSIS – CENTERVIEW For Reference Only Source: Norse management, Company filings and FactSet as of September 3, 2024. Note: Implied share prices rounded to the nearest $0.05. Illustrative DCF valuation date of August 3, 2024. Assumes mid - year discounting. Public Trading Comps reflect LTP financials. EBITDA is unburdened by amortization of developer reimbursements. (1) High reflects TD Cowen; Low reflects UBS. Unaffected Share Price: $17.06 Bid Group Proposal Price: $23.00

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

SUMMARY PERSPECTIVES ON FINANCING CONSIDERATIONS

- Norse's Senior Notes totaling $2.3Bn (all debt with exception of Debentures due 2028) contain "double trigger" change of control put option for bondholders, comprising of:
  1. Change of control **and**
  2. Subsequent downgrade to the bond rating by all 3 agencies of these bonds specifically in connection with the change of control transaction
- Therefore, the ratings assessment concurrent with the transaction announcement will be critical to the Company's ability to roll over its current capital structure
- The Bid Group's current offer assumes the rollover of the existing capital structure, and the Bid Group would likely be unwilling to make a proposal if the existing indebtedness had to be refinanced in connection with the transaction
- The Bid Group's current offer contemplates $325MM in additional debt drawn via new $1-1.2Bn ABL facility
  – Based on the implied key metrics, Norse should likely be able to hold ratings at Moody's or Fitch

Moody's (Ba2 / Stable)

Key Metric (1)(3)(4)	Current (1)	PF (2) Transact.	Illustrative Breakpt.
Debt / EBITDAR	3.2x	3.2x	4.0x
RCF / Net Debt	27.5%	21.3%	20.0%
EBIT / Interest	2.44x	2.41x	3.25x

S&P (BB+ / Negative)

Key Metric (1)(3)(4)	Current (1)	PF (2) Transact.	Illustrative Breakpt.
Debt / EBITDAR	2.6x	3.0x	3.0x
FFO / Debt	30.5%	25.9%	30.0%

Fitch (BB / Stable)

Key Metric (1)(3)(4)	Current (1)	PF (2) Transact.	Illustrative Breakpt.
Debt / EBITDAR	3.9x	3.8x	4.0x
FCF Margin	1.8%	2.8%	N/A (5)

- Additional quantitative and qualitative factors will be evaluated by the agencies during the ratings assessment process, including market characteristics, the Bid Group's go-forward governance and capital allocation policies, and specific terms of the new ABL facility
- The Bid Group has committed to an approach that preserves the ability to roll over Norse's Senior Notes, including maintaining ample liquidity and target leverage ratios
- The Bid Group's current offer states that there will be no contingency related to the notes assuming, among other things, progress on rating agency review

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:
1. Refers to estimated agency-defined metrics; current reflects historical trailing twelve months at fiscal Q2 2024; projections based on Management Long-Term Plan as of August 2024
2. Pro forma assumes $23.00 offer price, transaction close on February 1, 2025, minimum cash balance of $100MM, management and Liverpool roll current ownership interests, and incremental $325MM of debt drawn via new ~$1.2Bn ABL at an assumed rate of SOFR + 200 bps
3. Agency debt adjustments: Moody's includes operating leases, pensions (in current), and non-standard adjustments; S&P includes operating leases, pensions (in current), and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
4. Agency EBITDAR adjustments: Moody's includes operating lease expense, pensions (in current), and unusual items; S&P includes operating lease expense, pensions (in current), stock-based compensation, and other; Fitch includes operating lease expense and other
5. No defined Fitch breakpoint; reflects key metric under broader consideration in a downgrade context

16

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 2024E 2024E 5.8x 5.7x 5.6x 5.6x 5.5x 5.4x 5.3x $1,133 Internal Rate of Return (IRR) 13.9% 13.4% 12.8% 12.3% 11.8% 11.4% 10.9% Multiple on Invested Capital (MOIC) 1.8x 1.8x 1.8x 1.7x 1.7x 1.7x 1.6x Moody's 3.2x 3.2x 3.2x 3.3x 3.3x 3.4x 3.4x S&P 3.0x 3.1x 3.1x 3.1x 3.2x 3.2x 3.2x Fitch 3.8x 3.8x 3.9x 3.9x 3.9x 4.0x 4.0x Memo: New Transaction Debt $325 $375 $425 $476 $526 $576 $626 Bid Group Funding Incremental Capital Required vs. Proposal – +$50 +$100 +$151 +$201 +$251 +$301 Illustrative Bid Group Returns (4,5) Illustrative Agency - Defined Leverage Ratios (2024E PF) (5) Consensus - FY2024E 17 ILLUSTRATIVE NORSE TAKE PRIVATE AT VARIOUS PRICES Source: Norse management, Moody’s, S&P, Fitch, company filings and FactSet as of September 3, 2024, except where otherwise noted. Note: Dollars in millions, except per share amounts. (1) Includes all outstanding options, unvested RSUs and unvested PSUs. Proposal implied share count contemplates only outstanding options and RSUs vesting prior to assumed transaction close on February 1, 2025. (2) Reflects current debt of $2,690 and cash of $679. (3) Adj. EBITDA figures unburdened by amortization of developer reimbursements. (4) Assumes illustrative 4.5x AV / LTM EBITDA exit at FY’28E year - end. (5) Illustratively assumes the management LTP, transaction close on February 1, 2025, 100% of excess cash flow post - close swept to common equity as dividends after drawn ABL balance is paid down, $100mm minimum cash and illustrative total transaction fees of $125mm, any incremental purchase price is funded by new transaction debt and new transaction debt cost of SOFR+200bps. Illustrative ratings breakpoints at various prices not reflective of other potential qualitative factors Illustrative Price Per Share $26.00 $25.50 $25.00 $24.50 $24.00 $23.50 +13% +11% +9% +7% +4% +2% $23.00 Metric +52% +49% +47% +44% +41% +38% +35% $17.06 vs. Unaffected (3/18/24) +14% +12% +10% +7% +5% +3% +1% $22.82 vs. Pre - Proposal (9/3/24) Premium / (Discount) +17% +15% +12% +10% +8% +6% +3% $22.24 vs. Current (9/10/24) 174.8 174.7 174.7 174.7 174.6 174.6 174.5 Diluted Shares Outstanding (1) $4,544 $4,456 $4,367 $4,279 $4,191 $4,103 $4,014 Equity Value 2,011 2,011 2,011 2,011 2,011 2,011 2,011 Plus: Status Quo Current Net Debt (2) $6,555 $6,467 $6,379 $6,290 $6,202 $6,114 $6,026 Aggregate Value 5.6x 5.5x 5.4x 5.3x 5.3x 5.2x 5.1x $1,178 Management LTP - FY2024E AV / Adj. EBITDA (3)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 18 SUPPLEMENTARY MATERIALS

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW SUPPLEMENTARY MATERIALS A Adjusted Unaffected Share Price Supporting Analysis B Morgan Stanley Supporting Valuation Analysis C Centerview Supporting Valuation Analysis D Market Perspectives on the Department Store Sector E Investor Perspectives on Norse's Valuation Multiple F Ratings Considerations G Process Summary 19

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 20 APPENDIX A ADJUSTED UNAFFECTED SHARE PRICE SUPPORTING ANALYSIS

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

POTENTIAL DRIVERS OF SHARE PRICE CHANGE

		Potential Drivers of Share Price Change	*Considerations*	*Change in Perception Since 3/18 Rumor*
Potential Multiple Drivers		**Macro Environment / Industry Sentiment**	▪ Continuation of recent trends, including elevated levels of inflation and higher interest rates ▪ U.S. interest rates expected to remain higher for longer	
Potential Multiple Drivers		**Department Store Peer Performance**	▪ Mixed earnings from Department store peers, with Macy's outperforming Street expectations and raising guidance ▪ Meanwhile Kohl's saw disappointing topline and earnings results and significant downward revision of guidance	
Potential Multiple Drivers	**Change in Norse Valuation Factors**	**Topline / Growth**	▪ Improvement in growth outlook, partially driven by strength of Q1-Q2 2024 earnings led by Rack performance	
Potential Multiple Drivers	**Change in Norse Valuation Factors**	**EBIT Margin**	▪ Margin outlook down due to risks from Q3-Q4 2024 profitability ramp embedded in guidance	
Potential Multiple Drivers	**Change in Norse Valuation Factors**	**Terminal Trajectory**	▪ Difficult to believe perpetuity assumptions have changed following two quarters of performance	?
Potential Multiple Drivers		**Other Fundamental Factors**	▪ Capital allocation, strategic pivots, etc.	
		Change in Norse Earnings	▪ Earnings outlook largely unchanged and unlikely to materially affect Norse valuation ▪ Between the unaffected date of March 18th and current, 2024E and 2025E Adj. EPS estimates are *+3.1%* and *+3.0%*, respectively	

21

Source: FactSet as of September 3, 2024.

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 22 2.0x 2.5x 3.5x 3.4x 4.5x $10 $16 $18 $20 $22 $24 Aug - 23 Nov - 23 Feb - 24 May - 24 Aug - 24 $12.35 $12 2.8x $14 3.0x $15.49 +25.4% CASE STUDY – MACY’S TRADING ANALYSIS DURING BUYOUT DISCUSSIONS Macy’s Share Price & AV / NTM EBITDA Valuation Over Time Source: Company filings and FactSet as of September 3, 2024. Dec. 11, 2023: Leak of buyout bid from Arkhouse Management & Brigade Capital of $21 per share Share Price Reaction: +19.4% AV/EBITDA: 4.2x Jan. 21, 2024: Company publicly rejects bid, citing financing concerns and lack of compelling value Share Price Reaction: +3.6% Cumulative Share Price Reaction: +5.0% AV/EBITDA: 3.9x Mar. 3, 2024: Receives revised bid from Arkhouse & Brigade of $24 per share Share Price Reaction: +13.5% Cumulative Share Price Reaction: +17.6% AV/EBITDA: 3.8x July 15, 2024: Terminates discussions with Arkhouse & Brigade Share Price Reaction: (11.7%) Cumulative Share Price Reaction: (3.1%) AV/EBITDA: 3.4x Share Price AV / NTM EBITDA 4.0x Avg. Multiple: 3.7x Feb. 27, 2024: Reports Q4’23 earnings with an EPS miss Share Price Reaction: (7.7%) Cumulative Share Price Reaction: +5.9% AV/EBITDA: 3.5x

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 23 Since 2019, Norse multiple appears to reach ceiling of mid - single digits NORSE TRADING MULTIPLE VOLATILITY IN LAST 5 YEARS Norse AV / NTM EBITDA September 2019 – Present (1) Source: Company filings and FactSet as of September 3, 2024. (1) Excludes COVID - related disruption period of March 2020 through November 2021. % of Days 4.0x – 4.5x 4.5x – 5.0x ≤4.0x 5.5x – 6.0x 9% 29% 35% 23% 4% 5.0x – 5.5x Days that Norse traded at 5.0x - 5.5x during the affected period (Mar - 24 – present) represent 8% of total 8%

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW $14.4 $14.4 $14.2 $14.3 $14.3 $14.4 $14.5 $14.4 $14.4 $14.6 2024E % YoY Growth 2025E $563 $593 $542 $552 $520 $506 $503 $528 $538 $554 2025E $2.01 $2.06 $1.94 $1.87 $1.83 $1.90 $1.90 $1.89 $1.95 2024E % YoY Growth 2025E NORSE CONSENSUS ESTIMATES OVER TIME Source: Company filings and FactSet as of September 3, 2024. Note: Post Q2’23, Post Q3’23, Post Q4’23, Post Q1’24 and Post Q2’24 / Current represent consensus figures taken as of September 17, 2023, December 5, 2023, March 17, 2024, June 12, 2024 and September 3, 2024, respectively. Revenue ($bn) Adj. EBIT ($mm) EPS 2024E % Margin Post Q2’23 Post Q3’23 Post Q1’24 % Change in Estimates (1.3%) +0.4% +0.8% (0.7%) +0.6% +0.9% (3.8%) (6.6%) (0.7%) (7.1%) (5.8%) +1.5% (3.5%) (5.3%) $1.79 (2.3%) (9.2%) +1.5% Top - line growth expectations have accelerated over past year, while profitability dollars and margin have deteriorated Post Q4’23 / Pre - Takeover Leak Post Q2’24 / Current (0.1%) +0.3% +7.0% +5.1% +2.5% (0.9%) 4.1% 3.9% +0.2% +0.5% (3.5%) (4.9%) 3.8% 3.8% +0.9% +0.0% +3.5% (13.5%) 3.6% 3.5% +1.0% +0.3% +6.2% (15.5%) 3.6% 3.5% +1.1% +1.1% +3.4% (10.8%) 3.8% 3.7% +1.5% +1.0% +0.8pp (9.9pp) Δ (0.3pp) (0.2pp) Δ +1.3pp +0.6pp Δ 24 +5.5% +0.3% +2.7%

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW APPENDIX B MORGAN STANLEY SUPPORTING VALUATION ANALYSIS 25

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 5.1x 4.7x 4.6x 4.1x 5.0x 3.9x 5.3x 5.1x 4.7x 4.4x 5.0x 3.9x 3.6% 3.9% 3.5% 4.0% 3.8% 4.7% 1.4% 1.9% 0.8% 1.5% (2.8%) 0.6% 0.9% 5.2% (1.2%) 5.4% (4.2%) (4.3%) 7.6% 7.9% 7.5% 8.1% 8.6% 8.6% 12.0x 12.7x 9.4x 8.8x 10.7x 6.3x 11.5x 9.4x 8.6x 7.5x 10.5x 6.3x NORSE’S MANAGEMENT LONG - TERM PLAN IS AHEAD OF CONSENSUS REVENUE AND PROFITABILITY EXPECTATIONS 26 Sources: Capital IQ as of September 3, 2024; Management Long - Term Plan as of August 2024 Notes: 1. Norse figures add back all depreciation and amortization including amortization of developer reimbursements 2. Norse FDSO and net debt as of Q2 2024A; inclusive of $2,690MM in debt and $679MM in cash and equivalents 3. Represents Norse as of unaffected date of March 18, 2024 4. Represents Macy’s as of unaffected date of December 8, 2023 CY2025E P / E (x) CY2024E P / E (x) CY2025E AV / EBITDA (x) (1)(2) CY2024E AV / EBITDA (x) (1)(2) CY2024E EBIT Margin (%) CY2024E EBITDA Margin (%) (1) CY’23A – CY’25E EBITDA CAGR (%) (1) CY’23A – CY’25E Revenue CAGR (%) Norse Current Consensus (4) Norse Current Management LTP Norse Unaffected Consensus (3) Norse Unaffected Management LTP (3) Morgan Stanley

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

CURRENT SHARE PRICE REPRESENTS A PREMIUM TO PRESENT VALUE OF MEDIAN PRICE TARGETS

As of Latest Quarterly Earnings Released on August 27, 2024

Firm Name	Rating	Price Target	Date	Disclosed Valuation Details
Morningstar	Buy	$38.50	8/27/2024	Discounted Cash Flow
TD Cowen	Hold	$25.00	8/27/2024	~12.5x FY2025 EPS
KeyBanc	Buy	$24.00	8/27/2024	9.3x 2025E P/E and 5.7x 2025E AV / EBITDA
Telsey	Hold	$24.00	8/28/2024	11.7x 2026E EPS
Gordon Haskett	Hold	$23.00	8/27/2024	~12.0x FY2025 EPS
Citi	Hold	$22.00	8/28/2024	~5.0x FY2024 AV / EBITDA
BMO	Hold	$22.00	8/27/2024	~10x FY2025 EPS
Evercore	Hold	$19.00	8/27/2024	10.0x 2025E EPS
JP Morgan	Sell	$20.00	8/28/2024	4.3x 2026E AV / EBITDA
Barclays	Sell	$18.00	8/27/2024	9.0x NTM P/E Multiple based on CY2026 EPS
Goldman Sachs	Hold	$21.00	8/27/2024	4.75x Q5 - Q8 AV / EBITDA Estimates
Bank of America	Sell	$20.00	8/28/2024	5.0x FY2025 AV / EBITDA
Jefferies	Hold	$20.00	8/28/2024	10.0x FY2025 P/E
UBS	Sell	$13.00	8/27/2024	~0.3x FY2026E AV / Sales
Guggenheim	Hold	NA	8/28/2024	NA
William Blair	Hold	NA	8/28/2024	NA
Morgan Stanley	NA	NA	8/28/2024	NA
Median (1)		**$21.00**	**Present Value: $18.46** (2)	
Mean (1)		**$20.85**	**Present Value: $18.32** (2)	

Sources: Wall Street Equity Research, Market Data as of September 3, 2024
Notes:
1. Morningstar Price Target excluded from median and mean calculations
2. Analyst Price Targets reflective of pre-offer levels; PV share price discounted using Morgan Stanley's estimated cost of equity of 13.8% as September 3, 2024

27

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

ILLUSTRATIVE DISCOUNTED EQUITY VALUE | CONSENSUS

Consensus Estimates In-Line With Unaffected Share Price of ~$17

Future Share Price (Incl. Dividends) [1]

$MM / Share



$17.06
$22.45
$17.41
$12.37
$24.80
$19.80
$14.80
Current
2024E
2025E

Present Value of Future Share Price (Incl. Dividends) [1][2]

$MM / Share



$17.06
$21.05
$16.32
$11.60
$20.50
$16.38
$12.26
Current
2024E
2025E

3.50x NTM Adj. EBITDA | 4.25x NTM Adj. EBITDA | 5.00x NTM Adj. EBITDA

	AV / NTM Adj. EBITDA of 3.50x		AV / NTM Adj. EBITDA of 4.25x		AV / NTM Adj. EBITDA of 5.00x	
	2024E	2025E	2024E	2025E	2024E	2025E
AV / NTM Adj. EBITDA Multiple	3.5x	3.5x	4.3x	4.3x	5.0x	5.0x
(x) NTM Adj. EBITDA	1,173	1,164	1,173	1,164	1,173	1,164
Future Aggregate Value	**4,106**	**4,072**	**4,985**	**4,945**	**5,865**	**5,818**
(-) Net Debt	(2,044)	(1,586)	(2,044)	(1,586)	(2,044)	(1,586)
Future Equity Value	**2,062**	**2,486**	**2,942**	**3,359**	**3,821**	**4,231**
FDSO [1]	175	175	175	175	175	175
Future Share Price ($USD)	**$11.81**	**$14.24**	**$16.85**	**$19.24**	**$21.90**	**$24.24**
Future Share Price Incl. Dividends	**$12.37**	**$14.80**	**$17.41**	**$19.80**	**$22.45**	**$24.80**
Periods	0.50	1.50	0.50	1.50	0.50	1.50
Discount Factor [2]	0.94	0.82	0.94	0.82	0.94	0.82
Discounted Share Price ($USD)	**$11.08**	**$11.74**	**$15.80**	**$15.86**	**$20.53**	**$19.97**
Discounted Share Price Incl. Dividends	**$11.60**	**$12.26**	**$16.32**	**$16.38**	**$21.05**	**$20.50**
Premium / (Discount) to Unaffected 30D VWAP ($19.03)	*(39.1%)*	*(35.6%)*	*(14.2%)*	*(13.9%)*	*10.6%*	*7.7%*
Premium / (Discount) to Unaffected ($17.06) [3]	*(32.0%)*	*(28.1%)*	*(4.3%)*	*(4.0%)*	*23.4%*	*20.2%*
Premium / (Discount) to Current ($22.82) [3]	*(49.2%)*	*(46.3%)*	*(28.5%)*	*(28.2%)*	*(7.8%)*	*(10.2%)*

Denotes range on FBF

Notes:
1. Calculated as NTM EBITDA multiplied by illustrative Adj. EBITDA multiple subtracted by projected net debt divided by JWN FDSO of ~174.5MM; inclusive of future value of cumulative dividends per share discounted to present value
2. Discounted to July 30, 2024 at 13.8% cost of equity
3. Market data as of unaffected date of March 18, 2024; Current share price as of September 3, 2024

28

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

ILLUSTRATIVE DISCOUNTED EQUITY VALUE | MANAGEMENT LONG-TERM PLAN

Achieving the LTP Implies a $3 - 4 Premium to Unaffected Price

Future Share Price (Incl. Dividends) (1)

$MM / Share



$17.06
$25.43
$19.94
$14.46
$29.97
$24.22
$18.46
Current
2024E
2025E

Present Value of Future Share Price (Incl. Dividends) (1) (2)

$MM / Share



$17.06
$23.84
$18.69
$13.55
$24.76
$20.01
$15.27
Current
2024E
2025E

3.50x NTM Adj. EBITDA — 4.25x NTM Adj. EBITDA — 5.00x NTM Adj. EBITDA

	AV / NTM Adj. EBITDA of 3.50x		AV / NTM Adj. EBITDA of 4.25x		AV / NTM Adj. EBITDA of 5.00x	
	2024E	2025E	2024E	2025E	2024E	2025E
AV / NTM Adj. EBITDA Multiple	3.5x	3.5x	4.3x	4.3x	5.0x	5.0x
(x) NTM Adj. EBITDA	1,276	1,340	1,276	1,340	1,276	1,340
Future Aggregate Value	**4,467**	**4,690**	**5,424**	**5,695**	**6,381**	**6,701**
(-) Net Debt	(2,041)	(1,567)	(2,041)	(1,567)	(2,041)	(1,567)
Future Equity Value	**2,426**	**3,124**	**3,383**	**4,129**	**4,340**	**5,134**
FDSO (1)	175	175	175	175	175	175
Future Share Price ($USD)	**$13.90**	**$17.90**	**$19.38**	**$23.66**	**$24.87**	**$29.42**
Future Share Price Incl. Dividends	**$14.46**	**$18.46**	**$19.94**	**$24.22**	**$25.43**	**$29.97**
Periods	0.50	1.50	0.50	1.50	0.50	1.50
Discount Factor (2)	0.94	0.82	0.94	0.82	0.94	0.82
Discounted Share Price ($USD)	**$13.03**	**$14.75**	**$18.17**	**$19.49**	**$23.31**	**$24.24**
Discounted Share Price Incl. Dividends	**$13.55**	**$15.27**	**$18.69**	**$20.01**	**$23.84**	**$24.76**
Premium / (Discount) to Unaffected 30D VWAP ($19.03)	*(28.8%)*	*(19.8%)*	*(1.8%)*	*5.2%*	*25.3%*	*30.1%*
Premium / (Discount) to Unaffected ($17.06) (3)	*(20.6%)*	*(10.5%)*	*9.6%*	*17.3%*	*39.7%*	*45.1%*
Premium / (Discount) to Current ($22.82) (3)	*(40.6%)*	*(33.1%)*	*(18.1%)*	*(12.3%)*	*4.5%*	*8.5%*

Denotes range on FBF

Notes:
1. Calculated as NTM EBITDA multiplied by illustrative Adj. EBITDA multiple subtracted by projected net debt divided by JWN FDSO of ~174.5MM; inclusive of future value of cumulative dividends per share discounted to present value
2. Discounted to July 30, 2024 at 13.8% cost of equity
3. Market data as of unaffected date of March 18, 2024; Current share price as of September 3, 2024

29

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

ILLUSTRATIVE DISCOUNTED CASH FLOW ANALYSIS | MANAGEMENT LONG-TERM PLAN

Morgan Stanley

Key Assumptions

- July 30, 2024 valuation date
- Financials presented on January ending fiscal year
- 4.5-year DCF using mid-year discounting convention
- WACC range of ~8.5% - 9.6%
- Illustrative effective tax rate in years FY24E-FY28E of 27%
- Terminal year assumptions [1]:
  - D&A equal to terminal year CapEx
  - Increase in NWC calculated from a 2% revenue growth into perpetuity

Unlevered Free Cash Flow Forecast [1]

$MM, unless otherwise noted

FYE February 3	2H 2024E	2025E	2026E	2027E	2028E
Revenue	7,720	15,272	15,819	16,433	17,074
% Growth		*2.2%*	*3.6%*	*3.9%*	*3.9%*
Adjusted EBITDA	681	1,276	1,340	1,406	1,521
% Margin	*8.8%*	*8.4%*	*8.5%*	*8.6%*	*8.9%*
(-) D&A	(265)	(552)	(531)	(493)	(497)
(-) Amort. Of Developer Reimbursements	(29)	(50)	(40)	(37)	(35)
EBIT	387	674	769	876	989
% Margin	*5%*	*4%*	*5%*	*5%*	*6%*
(-) Tax Expense	(98)	(182)	(208)	(236)	(267)
% Effective Tax Rate	*26%*	*27%*	*27%*	*27%*	*27%*
(+) D&A	265	552	531	493	497
(+) Amort. Of Developer Reimbursements	29	50	40	37	35
(+) Right of Use Asset Amort.	93	187	191	196	202
(+) (Increase) / Decrease in Lease Liabilities	(134)	(267)	(272)	(279)	(288)
(+) (Increase) / Decrease in NWC	(226)	(104)	(51)	(49)	(28)
(-) CapEx	(273)	(422)	(440)	(457)	(474)
Unlevered Free Cash Flow	43	488	560	580	665
% Free Cash Flow Conversion [2]	*6%*	*38%*	*42%*	*41%*	*44%*

Implied Share Price

Terminal EBITDA Exit Multiple		3.50x			4.25x			5.00x	
Discount Rate	8.5%	9.1%	9.6%	8.5%	9.1%	9.6%	8.5%	9.1%	9.6%
Present Value of:									
Forecasted Free Cash Flow	1,893	1,870	1,847	1,893	1,870	1,847	1,893	1,870	1,847
Terminal Value	3,681	3,602	3,525	4,470	4,374	4,280	5,259	5,146	5,036
Implied Aggregate Value	5,574	5,472	5,372	6,363	6,244	6,127	7,152	7,016	6,883
(-) Net Debt [3]	(2,011)	(2,011)	(2,011)	(2,011)	(2,011)	(2,011)	(2,011)	(2,011)	(2,011)
Implied Equity Value	3,563	3,461	3,361	4,352	4,233	4,116	5,141	5,005	4,872
Fully Diluted Shares [4]	175	175	175	175	175	175	175	175	175
Implied Price Per Share ($USD)	$20.42	$19.83	$19.26	$24.94	$24.25	$23.59	$29.46	$28.68	$27.91
Implied Perpetuity Growth Rate	*(4%)*	*(4%)*	*(3%)*	*(2%)*	*(2%)*	*(1%)*	*(1%)*	*(0%)*	*0%*
% Premium / (Discount) to Unaffected [5]	*(11%)*	*(13%)*	*(16%)*	*9%*	*6%*	*3%*	*29%*	*26%*	*22%*
% Premium / (Discount) to Current [6]	*20%*	*16%*	*13%*	*46%*	*42%*	*38%*	*73%*	*68%*	*64%*
Implied AV / 2024E EBITDA	*4.7x*	*4.6x*	*4.6x*	*5.4x*	*5.3x*	*5.2x*	*6.1x*	*6.0x*	*5.8x*
Implied AV / 2025E EBITDA	*4.4x*	*4.3x*	*4.2x*	*5.0x*	*4.9x*	*4.8x*	*5.6x*	*5.5x*	*5.4x*

Denotes range on FBF

Notes:
1. Terminal LTM EBITDA assumes 3.9% terminal revenue growth; 8.9% terminal EBITDA margin
2. Free Cash Flow Conversion represents Unlevered Free Cash Flow divided by Adjusted EBITDA
3. Net debt as of Q2 2024A; inclusive of $2,690MM of debt and $679MM of cash
4. Fully diluted shares of ~174.5MM; inclusive of ~164.2MM basic shares outstanding at Q2 2024 with full accelerated vesting of outstanding dilutive equity securities inclusive of ~0.7MM options, ~1.5MM PSUs, and ~8.1MM RSUs
5. Unaffected date as of March 18, 2024
6. Current market data as of September 3, 2024

30

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW Total (%) Amount ($) Multiple (x) Uses 55% $3,800 3.2x Purchase Equity 39% 2,690 2.3x Debt Roll 1% 100 0.1x Minimum Cash 2% 125 0.1x Transaction Fees 2% 140 0.1x SERP 100% $6,855 5.8x Total Uses Target Exit Multiple IRR 3.5x 3.9x 4.3x 4.6x 5.0x 17.5% $19.56 $20.56 $21.56 $22.56 $23.55 18.8% $19.24 $20.19 $21.14 $22.10 $23.05 20.0% $18.94 $19.85 $20.75 $21.66 $22.57 21.3% $18.65 $19.52 $20.38 $21.25 $22.12 22.5% $18.38 $19.21 $20.03 $20.86 $21.69 Total (%) Amount ($) Multiple (x) Sources 39% $2,690 2.3x Existing Debt 5% $325 0.3x New Transaction Debt 9% $620 0.5x Balance Sheet Cash 17% $1,146 1.0x Management Rollover 5% $362 0.3x Liverpool Rollover 25% $1,711 1.5x New Sponsor Equity (4) 100% $6,855 5.8x Total Sources Exit Multiple / Target IRR Implied $ per Share Key Assumptions • Offer price ($23.00 / share) (1) • Incremental $325MM in transaction debt funded through ABL (revolver upsized to $1.2Bn ABL facility at transaction close) (2) • Assumes incremental $325MM in transaction debt paid off 1 year after transaction close (12/31/25) • Min cash of $100MM • Assumes all excess cash flows paid out to Bid Group as dividends • Assumes Family and Liverpool roll current equity stakes • Effective tax rate of 27% • 4.5 - year hold, with illustrative closing date of Q2 2024 • Entry Multiple based on NTM EBITDA of $1.2Bn (3) • NTM Exit EBITDA of $1.6Bn Illustrative Sources and Uses $MM, unless otherwise noted 31 ILLUSTRATIVE LEVERAGED BUYOUT ANALYSIS | MANAGEMENT LONG - TERM PLAN Sources: Capital IQ; Management Long - Term Plan as of August 2024 for years FY24 - 28 Notes: 1. Reflects Bid Group offer at September 3, 2024 with assumed share count of ~165MM 2. Incremental $325MM draw from ABL at an assumed rate of SOFR + 200 bps 3. Net debt as of Q2 2024A; inclusive of $2,690MM of debt and $679MM of cash 4. Includes total new equity contributions from Family and Liverpool Denotes range on FBF Entry = Exit for 17.5 - 22.5% IRR A 20% Internal Rate of Return Implies an $21 Entry Price (~4.5x Entry Multiple) Morgan Stanley

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

ILLUSTRATIVE WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

Morgan Stanley

Key Assumptions

- Cost of Equity: Calculated using the Capital Asset Pricing Model
- Risk Free Rate: Based on 10-year U.S. Treasury as of current market date of September 3, 2024
- Predicted Beta: Predicted U.S. Local Beta per Barra as of unaffected date of March 18, 2024
- Cost of Debt: Norse's current blended cost of debt
- Tax Rate: Implied long-term tax rate of 27% as provided in Management's LTP
- Capital Structure: Norse's current debt / total capitalization ratio (1)

		WACC Calculation		
Assumption	**Notes**	**Base**	**Low**	**High**
Risk Free Rate (R_f)	Spot Rate on 10-Year U.S. Treasury as of 09/03/2024	3.8%	3.8%	3.8%
Market Risk Premium (MRP)	Morgan Stanley Estimated Market Risk Premium	6.0%	6.0%	6.0%
Predicted Beta	Predicted U.S. Local Beta per Barra	1.66	1.66	1.66
Sensitivity Adjustment	+/- 1.0% from Base		(1.0%)	1.0%
Cost of Equity (K_E)	**Calculated Using the Capital Asset Pricing Model**	**13.8%**	**12.8%**	**14.8%**
Pre-tax Cost of Debt (K_D)	Weighted Average Cost of Debt	5.2%	5.2%	5.2%
Tax Rate (t)	Per Management Guidance	27.0%	27.0%	27.0%
Post-tax Cost of Debt (K_D)		**3.8%**	**3.8%**	**3.8%**
Debt / Total Capitalization	Based on Current Capital Structure	47.5%	47.5%	47.5%
Weighted Average Cost of Capital (WACC)	**KE * E/(D+E) + KD * (1-t) * D/(D+E)**	**9.1%**	**8.5%**	**9.6%**

Sources: Company filings, Capital IQ as of unaffected date of March 18, 2024 and current market date of September 3, 2024 for Risk Free Rate
Note:
1. Debt as of Q2 2024A and market value of Norse equity as of unaffected date of March 18, 2024

32

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 33 APPENDIX C CENTERVIEW SUPPORTING VALUATION ANALYSIS

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Centerview

DISCOUNTED CASH FLOW ANALYSIS

Assumes LTP

Unlevered Free Cash Flow Detail

	2023A	Projection Period[1] H2'24	2025E	2026E	2027E	2028E	Terminal[2]
Net Sales	$14,219	$7,492	$14,792	$15,319	$15,910	$16,525	$16,525
EBITDA[3]	$1,153	$681	$1,276	$1,340	$1,406	$1,521	$1,521
(-) Total D&A	(586)	(294)	(602)	(571)	(530)	(532)	(474)
(-) Taxes	(13)	(98)	(182)	(208)	(236)	(267)	(283)
NOPAT	$554	$289	$492	$561	$639	$722	$764
(+) D&A, Net	517	265	552	531	493	497	474
(+) Developer Reimbursement Amort.	69	29	50	40	37	35	–
(-) Cash Lease Expense Adj.	(88)	(41)	(80)	(81)	(83)	(86)	(86)
(-) Δ in NWC	(169)	(226)	(104)	(51)	(49)	(28)	(16)
(-) Capex	(569)	(273)	(422)	(440)	(457)	(474)	(474)
Unlevered FCF	$314	$43	$488	$560	$580	$665	$663

Perpetuity Growth Rate Method

	Implied Share Price			*Implied Terminal LTM EBITDA Multiple*		
	Perpetuity Growth Rate			*Perpetuity Growth Rate*		
WACC	*1.5%*	*2.0%*	*2.5%*	*1.5%*	*2.0%*	*2.5%*
11.00%	$25.60	$27.10	$28.70	4.9x	5.2x	5.5x
12.00%	$22.00	$23.20	$24.40	4.5x	4.7x	4.9x
13.00%	$19.10	$20.00	$21.00	4.1x	4.3x	4.5x

Source: Norse management and Wall Street research.
Note: Dollars in millions, except per share amounts and where otherwise noted. Share prices rounded to nearest $0.10. Assumes valuation date and balance sheet information as of August 3, 2024. Represents fiscals years ending January.
(1) 2024E-2028E reflects the five-year LTP reviewed with the Board in August 2024.
(2) Represents normalized depreciation & net working capital. Change in net working capital reflects midpoint of perpetuity growth rate range.
(3) EBITDA unburdened by amortization of developer reimbursements.

34

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 35 ILLUSTRATIVE WACC ANALYSIS Source: Company filings, Kroll, Bloomberg and FactSet as of September 3, 2024. Note: U.S. dollars in millions. (1) Represents two - year weekly adjusted beta (based on local index) per Bloomberg. (2) Calculated as (Levered Beta / (1 + ((1 - Tax Rate) * Debt / Equity)). (3) Figure excludes finance leases. (4) Reflects current U.S. 20 - year treasury note yield. (5) Reflects median of unlevered betas of comparable group. (6) Reflects median peer debt / equity. (7) Reflects levering of the median unlevered beta of the peers at target debt / equity ratio. Levered Beta = (Unlevered Beta) * (1 + (1 - Tax Rate) * (Debt / Equity)). (8) Reflects U.S. Long - Horizon Equity Risk Premium per Kroll. (9) Reflects size premium per Kroll Valuation Handbook. (10) Calculated as Risk - Free Rate + (Historical Risk Premium * Levered Beta) + Size Premium. (11) Assumes illustrative cost of debt based on trading yields on bonds for Norse prior to takeover rumors and selected peers. (12) Reflects Norse management long - term tax rate. (13) WACC equals ((Debt/Capitalization) * After - Tax Cost of Debt) + (Equity/Capitalization * Levered Cost of Equity)). 83% 1,945 (3) 2,357 1.08 1.78 Kohl's 73% $2,485 $3,394 1.04 1.67 Peer Median 68% $2,690 $3,983 1.26 1.88 Norse WACC Analysis Beta Levered (1) Unlevered (2) 1.55 1.01 Market Cap. Debt / Equity Company Debt Macy's 4,430 3,024 68% Peer - Based WACC Risk - Free Rate (4) 4.16% Unlevered Beta (5) 1.04 Debt / Equity (6) 73% Levered Beta (7) 1.60 Historical Risk Premium (8) 7.17% Size Premium (9) 0.95% Cost of Equity (10) 16.6% Pre - Tax Cost of Debt (11) 7.25% Tax Rate (12) 27.0% After - Tax Cost of Debt 5.3% Centerview 11.8% WACC (13) 1.25 1.20 1.15 1.10 1.05 1.00 Equity Cap. 50% 33% 42.3% D / (D+E) 75% 43% 57.7% E / (D+E) 100% 50% 125% 56% 13.3% 13.0% 12.7% 12.3% 12.0% 11.7% 13.1% 12.8% 12.5% 12.2% 11.8% 11.5% 13.0% 12.6% 12.3% 12.0% 11.7% 11.4% 12.8% 12.5% 12.2% 11.9% 11.6% 11.3% WACC Sensitivity Analysis (Peer - Based) (13) Debt / Debt / Unlevered Beta

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Centerview

NORSE COMPARABLE COMPANIES ANALYSIS

Selected Department Store Peers

Company	Share Price	% of 52-Wk. High	Market Cap	Aggregate Value	AV / Adj. EBITDA[1] 2023A	AV / Adj. EBITDA[1] 2024E	AV / Adj. EBITDA[1] 2025E	'23A - '25E CAGR Net Sales	'23A - '25E CAGR EBITDA[1,2]	'23A - '25E CAGR EBIT[2]	EBIT Margin 2023A	EBIT Margin 2024E	Gross Leverage[3]	Net Leverage[3]
Macy's	$15.49	(28.1%)	$4,430	$6,770	2.9x	3.4x	3.4x	(2.0%)	(7.2%)	(13.0%)	6.1%	5.0%	1.5x	1.3x
Kohl's	20.30	(30.9%)	2,357	6,726	4.6x	5.0x	5.0x	(2.8%)	(4.2%)	(8.8%)	4.3%	3.8%	3.3x	3.1x
Peer Median					**3.8x**	**4.2x**	**4.2x**	**(2.4%)**	**(5.7%)**	**(10.9%)**	**5.2%**	**4.4%**	**2.4x**	**2.2x**
Memo: Dillard's	*$345.29*	*(27.4%)*	*5,586*	*5,037*	*4.6x*	*5.9x*	*7.1x*	*(2.0%)[4]*	*(19.6%)*	*(18.0%)*	*13.5%*	*10.3%*	*0.5x*	*(0.6x)*
Current														
Norse (Cons.)	**$22.82**	**(4.2%)**	**3,983**	**5,994**	**5.2x**	**5.3x**	**5.1x**	**3.1%**	**0.9%**	**(0.3%)**	**4.0%**	**3.6%**	**2.3x**	**1.7x**
Norse (Mgmt.)	**$22.82**	**(4.2%)**	**3,983**	**5,994**	**5.2x**	**5.1x**	**4.7x**	**2.0%**	**5.2%**	**9.1%**	**4.0%**	**4.0%**	**2.3x**	**1.7x**
Unaffected[5]														
Norse (Cons.)	**$17.06**	**(26.8%)**	**2,891**	**5,200**	**4.5x**	**4.7x**	**4.6x**	**2.5%**	**(1.2%)**	**(2.5%)**	**4.0%**	**3.5%**	**2.3x**	**1.7x**
Norse (Mgmt.)	**$17.06**	**(26.8%)**	**2,891**	**5,200**	**4.5x**	**4.4x**	**4.1x**	**2.0%**	**5.2%**	**9.1%**	**4.0%**	**4.0%**	**2.3x**	**1.7x**

Source: Norse management, company filings, FactSet and Capital IQ as of September 3, 2024.

Note: Dollars in millions except per share figures. (1) Norse LTP EBITDA figures add back amortization of developer reimbursement for comparison to consensus EBITDA. (2) EBIT and EBITDA reflect adjusted figures. (3) Debt figures do not include leases and LTM EBITDA does not add back rent. (4) CAGR reflects total revenue given available broker estimates. (5) Norse figures as of unaffected date of March 18, 2024.

36

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 37 PRECEDENT INDUSTRY TRANSACTIONS Selected U.S. Department Store Transactions Source: Company filings, FactSet and Wall Street research. Note: Dollars in billions. (1) Based on Wall Street broker estimates for CY 2024. Centerview AV / LTM EBITDA AV / LTM Revenue Aggregate Value Acquiror Announcement Date Target 6.3x 0.68x $2.8 Sycamore Partners Aug - 15 Belk 9.1x 1.31x 6.1 CPPIB & Ares Sep - 13 Neiman Marcus 10.9x 0.91x 2.9 HBC Jul - 13 Saks 9.1x 0.91x 2.9 Median 8.8x 0.97x 3.9 Average Memo - Unconsumated Transactions Jul - 24 Neiman Marcus HBC Jun - 24 Macy's Arkhouse & Brigade $2.7 ~0.6x ~8.6x 9.2 0.39x 4.1x Macy’s Board unanimously determined that the proposal remains non - actionable and fails to provide compelling value to Macy’s shareholders Transaction remains contingent on additional financing (1) (1) (Proposal Date)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW Disclosed Valuation Details Date Price Target Rating Firm Name Discounted Cash Flow 8/27/2024 $38.50 Buy Morningstar ~12.5x FY2025 EPS 8/27/2024 $25.00 Hold TD Cowen 9.3x 2025E P/E and 5.7x 2025E AV / EBITDA 8/27/2024 $24.00 Buy KeyBanc 11.7x 2026E EPS 8/28/2024 $24.00 Hold Telsey ~12.0x FY2025 EPS 8/27/2024 $23.00 Hold Gordon Haskett ~5.0x FY2024 AV / EBITDA 8/28/2024 $22.00 Hold Citi ~10x FY2025 EPS 8/27/2024 $22.00 Hold BMO 10.0x 2025E EPS 8/27/2024 $19.00 Hold Evercore 4.3x 2026E AV / EBITDA 8/28/2024 $20.00 Sell JP Morgan 9.0x NTM P/E Multiple based on CY2026 EPS 8/27/2024 $18.00 Sell Barclays 4.75x Q5 - Q8 AV / EBITDA Estimates 8/27/2024 $21.00 Hold Goldman Sachs 5.0x FY2025 AV / EBITDA 8/28/2024 $20.00 Sell Bank of America 10.0x FY2025 P/E 8/28/2024 $20.00 Hold Jefferies ~0.3x FY2026E AV / Sales 8/27/2024 $13.00 Sell UBS NA 8/28/2024 NA Hold Guggenheim NA 8/28/2024 NA Hold William Blair NA 8/28/2024 NA NA Morgan Stanley $21.00 Median (1) $20.85 Mean (1) Present Value: $18.32 (2) Present Value: $18.46 (2) CURRENT SHARE PRICE REPRESENTS A PREMIUM TO PRESENT VALUE OF MEDIAN PRICE TARGETS As of Latest Quarterly Earnings Released on August 27, 2024 38 Analyst price targets above unaffected Norse share price of $17.06 and below current share price of $22.82 Source: Wall Street Equity Research, Market Data as of September 3, 2024. (1) Morningstar Price Target excluded from median and mean calculations.

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 39 APPENDIX D MARKET PERSPECTIVES ON THE DEPARTMENT STORE SECTOR

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 40 INVESTOR PERSPECTIVES ON THE DEPARTMENT STORE SPACE Bearish investor sentiment regarding the Department Store space continues to weigh on Norse • Declining market share due to greater competition • Department Store margins in secular decline • Channel shift to lower margin E - Commerce sales • Weak future earnings growth prospects • Brands shifting to DTC reduces reliance on Department Store channel • Higher reliance on adjacent sources of revenue / income (e.g., Credit Card Fee Share) rather than core category sales • Recent activity underscores broader strategic action in the space – Macy’s attempted take - private – Consolidation between Neiman Marcus Group and Saks Fifth Avenue

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 41 $25 / 8% $53 / 16% $98 / 26% $164 / 39% $15 / 5% $22 / 6% $30 / 8% $36 / 9% $205 / 69% $218 / 64% $207 / 56% $192 / 46% $53 / 18% $49 / 14% $36 / 10% $27 / 6% $298 $342 $370 $420 2008 2015 2019 2023 Other Retail Department Store Off - Price E - Commerce % of Total DEPT STORES HAVE LOST $26BN OF VALUE OVER THE LAST 15 YEARS Source: Euromonitor. Note: Dollars in billions. Other Retail includes Grocery Retailers, Variety Stores, Apparel & Footwear Specialty, Sports Goods Specialty, Other Non - Grocery Retailers and Direct Selling. +16% (1%) (2%) E - Commerce not only taking all retail growth, but now cannibalizing traditional retail as COVID gains prove sticky Retail cannibalized by E - Commerce, but pockets of growth still exist +11% (7%) (1%) CAGRs +2% +3% +2% +1% Overall ’18 - ’23 $ Change +$139bn ($13bn) ($26bn) +$22bn U.S. Apparel & Footwear Retail Sales Over Time ($bn)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

DIVERGENT INVESTOR ENTHUSIASM ACROSS RETAIL, DRIVEN BY FUNDAMENTALS

Forward Valuation Multiples: AV / NTM EBITDA


Retail
Other Relevant
Maximum
Median
Minimum
5.2x
5.0x
3.4x
7.8x
5.6x
5.2x
9.7x
6.8x
3.2x
17.7x
15.9x
15.8x
16.3x
15.0x
13.8x
21.9x
12.3x
7.6x
9.3x
9.0x
5.9x
Department Stores(1)
Apparel Retail(2)
Specialty Retail(3)
Off-Price(4)
Home Improvement(5)
Growth Retail(6)
Apparel(7)

Category Medians:

	Department Stores	Apparel Retail	Specialty Retail	Off-Price	Home Improvement	Growth Retail	Apparel
NTM P/E	10.4x	11.6x	15.3x	26.6x	21.8x	20.3x	13.8x
'23-'25E Net Sales CAGR[8]	(2%)	+1%	+1%	+5%	+1%	+5%	+3%
NTM EBIT Margin	4%	7%	4%	11%	13%	9%	11%

Source: Company filings, FactSet and Capital IQ as of September 3, 2024.
Note: EBITDA figures unburdened by amortization of developer reimbursements.
(1) Department Stores peers include Kohl's, Macy's and Norse. (2) Apparel Retail peers include Abercrombie, American Eagle, Children's Place, Foot Locker, Gap, Guess and Victoria's Secret. (3) Specialty Retail peers include Academy Sports, Best Buy, Dick's Sporting Goods, Office Depot and Petco. (4) Off-Price peers include Burlington, Ross and T.J. Maxx. (5) Home Improvement peers include Home Depot and Lowe's. (6) Growth Retail peers include Five Below, Floor and Décor, Tractor Supply and Ulta Beauty. (7) Apparel peers include Levi's, PVH and Ralph Lauren. Excludes VF Corp. (8) Reflects fiscal years ending January the following calendar year.

42

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 43 FY'23 FY'22 FY'21 FY'19 FY'18 FY'17 FY'16 FY'15 FY'14 R² = 0.97 4x 5x 6x 7x 8x 9x 0% +2% +4% +6% +8% Forward Sales Growth (2) +10% Macy's Kohl's Burlington TJX Ross R² = 0.61 2x 4x 6x 8x 10x 12x 14x 16x 18x 20x (5%) (2%) +1% +4% +7% +10% +13% ’23A - ’25E Sales CAGR (1) Potential Drivers GROWTH AND MARGIN ARE KEY DRIVERS OF INDUSTRY MULTIPLES Source: Company filings and FactSet as of September 3, 2024. (1) (2) (3) Reflects Net Sales CAGR for Norse, Macy’s and Kohl’s. Represents Revenue CAGR for all other peers. Reflects 2 - year forward net sales growth. Defined as the difference of the high and low 2025 estimate divided by consensus. Average AV / NTM EBITDA per Fiscal Year AV / NTM EBITDA Dept. Store and Retail Peers Today Norse Over Time More Correlated Less Correlated R 2 EPS Estimate Dispersion (3) 0.46 EBIT Estimate Dispersion (3) 0.49 EBIT Margin (NTM) 0.56 EPS Growth (NTM) 0.14 Net Sales Estimate Dispersion (3) 0.35 FY’20 (excl. from regression) Sales Beat % - - Last 30 Quarters 0.04 ’22 - ’24E EBIT Margin Expansion 0.04 Apparel Retail Home Improvement Growth Retail Apparel Specialty Retail Norse Multiple vs. Sales Growth Other Regressions on Multiple

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 44 APPENDIX E INVESTOR PERSPECTIVES ON NORSE'S VALUATION MULTIPLE

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 45 INVESTOR PERSPECTIVES ON NORSE’S VALUATION MULTIPLE • Most investors view the Department Store category as being in secular decline • End - markets are shrinking, overall uncertainty is rising, and competition is increasing as consumers are faced with more alternatives than ever before • Given its historical performance, Norse will likely need to beat Street Consensus and raise expectations consistently for several years, meaningfully inflecting key drivers like revenue and profit growth and demonstrating a more sustainable margin profit, to change investors’ bearish sentiment • As a result, even when Norse results fare well, investors remain uncertain on Norse’s ability to deliver future topline and profit growth which is compounded by significant operating leverage and its impact on profitability • Even if Norse achieves the LTP, or becomes the winning consolidator in the space, the public markets may not re - rate its valuation multiple given the overarching unfavorable Department Store dynamics at play • While there are examples of retailers successfully re - rating their multiple, they typically require a catalyst and high degree of clarity / confidence on long - term strategy that results in re - rating, combined with dramatically step - changed financial performance

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 0 50 100 150 200 250 300 Sep - 19 Mar - 20 Sep - 20 Mar - 21 Sep - 21 Mar - 22 Sep - 22 Mar - 23 Sep - 23 (19.6%) (56.1%) +7.6% Norse Unaffected Off - Price Retail Kohl's Macy's Current (12/8/2023) Norse Current (3/18/2024) 26.9% (23.2%) 27.5% (24.3%) 42.0% 3.0% L1Y ∆ 85.0% (32.3%) (9.4%) (36.4%) 29.1% (36.5%) L2Y ∆ 31.5% (63.6%) (28.7%) 51.0% (15.7%) (59.9%) L3Y ∆ 44.4% (56.1%) 7.6% (45.1%) (19.6%) (61.4%) L5Y ∆ Macy's Unaffected 46 SECTOR SHARE PRICE PERFORMANCE OVER TIME Source: Capital IQ as of September 3, 2024 Notes: 1. Represents Norse as of unaffected date of March 18, 2024 2. Market data as of September 3, 2024 3. Represents Macy’s as of unaffected date of December 8, 2023 Share Price Performance Over Time Indexed to 100; Since September 3, 2019 (3) (1) (4) Post Norse Unaffected Period To Current (2) December 8, 2023: Macy’s unaffected share price of $17.39 May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; Share Price increased +5.1% day after earnings January 22, 2024: Macy’s announces it will not enter into an agreement with Arkhouse and Brigade March 18, 2024: Norse unaffected share price of $17.06 August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket; Share Price increased +4.2% day after earnings Mar - 24 Sep - 24 July 3, 2024: Saks parent HBC announced it will acquire Neiman Marcus in a $2.65Bn deal July 15, 2024 4. Off - Price Retail Peers include ROST, TJX and BURL Macy’s terminates discussions with Arkhouse and Brigade

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 2.0x 0.0x 4.0x 6.0x 8.0x 10.0x 12.0x Sep - 19 Mar - 20 Sep - 20 Mar - 21 Sep - 21 Mar - 22 Sep - 22 Mar - 23 Sep - 23 5.2x 5.1x 3.4x 4.1x 4.6x 3.6x Off - Price Retail Kohl's Macy's Current (12/8/2023) Norse Current (3/18/2024) 15.6x 5.1x 3.4x 3.7x 5.2x 4.7x Today 14.8x 5.2x 3.4x 3.1x 5.2x 4.4x L1Y Avg. 14.3x 5.2x 3.3x 3.2x 5.2x 4.4x L2Y Avg. 13.6x 4.9x 3.4x 3.8x 4.9x 5.0x L3Y Avg. 14.6x 5.0x 4.4x 4.5x 5.2x 5.2x L5Y Avg. 47 SECTOR VALUATION MULTIPLES OVER TIME Source: Capital IQ as of September 3, 2024 Notes: 1. Represents Norse as of unaffected date of March 18, 2024 2. Market data as of September 3, 2024 3. Represents Macy’s as of unaffected date of December 8, 2023 4. Off - Price Retail Peers include ROST, TJX and BURL AV / NTM EBITDA Over Time Since September 3, 2019 Macy's Unaffected (3) Norse Unaffected (1) (4) Post Norse Unaffected Period To Current (2) December 8, 2023: Macy’s unaffected multiple of 3.7x November 17, 2022: Kohl’s announces they will not engage in transformative transactions; multiple of 5.6x January 21, 2022: Kohl’s unaffected multiple of 4.0x January 24, 2022: News of takeover offer; Kohl’s affected multiple of 5.1x May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; multiple of 5.1x March 18, 2024: Norse unaffected multiple of 4.7x August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket; multiple of 5.5x Mar - 24 Sep - 24 July 3, 2024: Saks parent HBC announced it will acquire Neiman Marcus in a $2.65Bn deal

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW $17.06 $18.66 $18.74 $19.98 $21.03 $21.14 – 15.0 20.0 10 15 20 25 30 35 3/15 8/30 +33.8% $22.82 10.0 5.0 (27.1%) (18.9%) 48 NORSE’S SHARE PRICE SINCE UNAFFECTED DATE Source: Capital IQ Note: 1. Market data as of September 3, 2024 Share Price Performance and Trading Volume Over Time (1) Since March 18, 2024 Norse Volume (MM) Share Price ($) April 18, 2024: Erik and Pete Nordstrom file Schedule 13D; Announce formation of Special Committee May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket. Beats on consensus revenue estimates, misses on EPS, and reaffirms guidance Average Volume: 2.9MM Norse Macy’s Kohl’s March 19, 2024: Reuters report of Norse’s potential take - private Volume (MM) March 18, 2024: Unaffected date May 2, 2024: Rumors of Sycamore Partners’ participation on potential take - private transaction August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket. In - line with consensus revenue estimates and beats on consensus EBIT and EPS estimates. Raised low - ends of all guidance ranges 3/18 3/21 3/27 4/3 4/9 4/15 4/19 4/25 5/1 5/7 5/13 5/17 5/23 5/30 6/5 6/11 6/17 6/24 6/28 7/5 7/11 7/17 7/23 7/29 8/2 8/8 8/14 8/20 8/26 9/3

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 49 2.0x 2.5x 3.0x 3.5x 4.5x 5.5x 6.0x Aug - 22 4.1x 4.0x Nov - 22 Feb - 23 May - 23 Aug - 23 Nov - 23 Feb - 24 May - 24 Aug - 24 PEER NTM AV/EBITDA MULTIPLES OVER TIME (SINCE 2022) Source: Company filings, FactSet as of September 3, 2024. 3.0x 5.2x 5.0x 3.4x +15.5% 5.2x +26.1% 5.1x (2.9%) Norse Macy’s Kohl’s AV / NTM EBITDA Multiple Since 2022 July 4, 2024: HBC / Neiman announced Median Peer NTM Multiple: 4.7x Dec. 8, 2023: Leak of buyout bid from Arkhouse Management & Brigade Capital of $21 per share Median Peer NTM Multiple: 4.9x March 19, 2024: Leak of Norse take - private Median Peer NTM Multiple: 4.9x

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 50 Long - Term Growth / PGR 4.00% 4.50% 5.00% 5.50% 6.00% (0.5%) 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 2.8x 2.9x 3.0x 3.1x 3.3x 3.4x 3.6x 3.2x 3.3x 3.4x 3.6x 3.7x 3.9x 4.1x 3.5x 3.7x 3.8x 4.0x 4.2x 4.4x 4.6x 3.9x 4.1x 4.2x 4.4x 4.6x 4.8x 5.1x 4.3x 4.4x 4.6x 4.8x 5.1x 5.3x 5.6x Terminal EBIT Margin UNDERSTANDING NORSE’S MULTIPLE THROUGH POTENTIAL INVESTOR LENS ▪ Given uncertainty in outlook, investors may be contextualizing valuation based on a handicapped view of the go forward cash flow of the business ▪ Current multiple implies investors are factoring in a conservative view of 0% – 2% topline growth and moderate margin expansion ▪ Executing LTP may raise EBITDA, but material re - rating contingent on: – Conviction in sustainability of long - term growth potential and ability to increase margin ; and/or – Investor’s underwriting lower discount rate driven by increased certainty Consensus Implied AV / FY’24E EBITDA Multiple Sensitivity Source: Company filings, FactSet and Capital IQ as of September 3, 2024. Note: DCF illustratively assumes 11.8% weighted average cost of capital, valuation date of August 3, 2024 and applies mid - period discounting. Approximate unaffected AV / ’24E EBITDA multiple

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 51 NORSE HISTORICAL SHARE PRICE PERFORMANCE DRIVEN BY EARNINGS Norse Share Price Decomposition – Last 5 Years NTM EBITDA AV/NTM EBITDA 5.1x $1,637 ($522) (0.5x) $1,114 4.7x Source: Company filings, FactSet and Capital IQ. Note: EBITDA figures unburdened by amortization of developer reimbursements. (1) Reflects April 25, 2015. (2) Reflects change in share count and net debt. (3) Reflects unaffected date of March 18, 2024. $41.05 ($16.78) ($3.21) ($4.00) $17.06 (1) Apr - 19 Δ in Fwd. EBITDA Estimate Δ in AV / EBITDA (2) Δ in Capital Structure (3) Mar - 24

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 52 Source: Company Materials NORSE’S PROFITABILITY HAS ERODED OVER TIME $369 $401 $336 $336 FY2010A FY2015A FY2019A FY2023A 8% 20% 33% 36% FY2010A FY2015A FY2019A FY2023A 12.0% 8.0% 5.4% 3.9% FY2010A FY2015A FY2019A FY2023A Declining Store Productivity Store Only Sales / Avg. Gross Sq. Ft. ($MM) Increased Online Penetration Digital Mix (% of Net Sales) Declining Margins EBIT Margin (%) 7.7% 8.6% 5.4% 5.9% 4% 14% 26% 33% $154 $162 $149 $148 11.4% 8.1% 6.4% 4.1% 4% 14% 24% 29% $188 $165 $144 $118 Macy’s Kohl’s

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 53 7.4% FY2023A FY2024E FY2025E Memo: Consensus % Margin 7.8% 7.6% 7.7% $1.1 $1.2 $1.2 $1.2 $1.2 $1.3 $1.3 FY2026E 1.6% FY2023A FY2024E FY2025E Memo: Consensus % Growth (5.4%) 0.5% 1.8% $14.8 $15.0 $15.3 $14.7 $14.9 $15.3 $15.8 $15.7 FY2026E 3.4% FY2023A FY2024E FY2025E Memo: Consensus % Margin 3.9% 3.7% 3.8% $0.5 $0.6 $0.5 $0.6 $0.6 $0.7 $0.8 FY2026E Total Revenue ($bn) BROAD UNCERTAINTY ON NORSE NEAR - TERM OUTLOOK ACROSS THE STREET Source: Norse management, company filings, Wall Street research, FactSet and Capital IQ as of September 3, 2024. Note: Figures reflect fiscal years ending January the following calendar year. (1) Adj. EBITDA is unburdened by amortization of developer reimbursements. Consensus (shading represents range of analyst estimates) Management’s Current LTP $0.5 $0.6 Adj. EBIT ($bn) $14.5 Adj. EBITDA (1) ($bn) $1.3 $0.9

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 54 Norse Aug. 2024 Mgmt. LTP Norse Aug. 2024 Mgmt. LTP (131) (1) $375 $277 $388 $351 $141 $199 $221 $150 $181 $816 $567 $768 2019A 2023A 2026E 704 $4,459 $4,727 23 $4,905 $3,904 $3,770 $4,739 $6,065 $5,698 $5,675 $15,132 $14,219 $15,319 2019A 2023A 2026E NORSE’S PERFORMANCE EXPECTED TO BE DRIVEN BY RACK AND E - COMMERCE Net Sales EBIT Source: Norse management and Euromonitor. (1) (2) E - Comm market share reflects Net GMV. Segment EBIT margins burdened by allocated corporate expenses. CAGRs Market Share: N Stores 17.0% 21.1% 24.6% R Stores 13.2% 10.4% 10.9% E - Comm (1) 4.6% 2.9% 2.7% EBIT Margin (2) : N Stores 3.6% 2.6% 3.2% R Stores 9.0% 3.7% 4.2% E - Comm 8.4% 5.9% 7.9% Norse 5.4% 4.0% 5.0% Norse Stores E - Comm Discontinued Businesses Rack Stores

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW APPENDIX F RATINGS CONSIDERATIONS 55

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

NORSE'S CURRENT RATINGS SCORECARD

	Moody's (Ba2 / Stable)	S&P (BB+ / Negative)	Fitch (BB / Stable)
Ratings Considerations	**Key Financial Metrics:** - *Debt / EBITDAR* - *RCF / Net Debt* - *EBIT / Interest* **Other Factors for Ratings Downgrade:** - *Liquidity maintenance* - *EBIT to interest expense sustained below 3.25x* - *Debt / EBITDAR sustained above 4.0x* - *Lack of improvement in op margins* - *Rack changes unsuccessful* - *More aggressive financial strategies*	**Key Financial Metrics:** - *Debt / EBITDAR* - *FFO / Debt* **Other Factors for Ratings Downgrade:** - *Maintaining Debt / EBITDAR above 3.0x on a sustained basis* - *Weaker than expected sales in full line and off-price segments* - *Adj. EBITDA margins remain below 10%* - *More aggressive financial policy*	**Key Financial Metrics:** - *Debt / EBITDAR* - *FCF Margin* **Other Factors for Ratings Downgrade:** - *Reasonable cash flows for accelerated strategic investments* - *Sustained structural advantages across the retail space* - *EBITDA trending below $1.0Bn, which would yield EBITDAR leverage sustaining above 4.0x*

Estimated Current Agency Adjusted Ratios (1)(2)(3)						
Moody's Debt	$4.4Bn	S&P Debt	$3.8Bn	Fitch Debt	$5.7Bn
Moody's EBITDAR	$1.4Bn	S&P EBITDAR	$1.5Bn	Fitch EBITDAR	$1.5Bn
Moody's Leverage	3.2x	S&P Leverage	2.6x	Fitch Leverage	3.9x

Illustrative Leverage Breakpoints

Rating	Leverage Breakpoints	Rating	Leverage Breakpoints	Rating	Leverage Breakpoints
Baa3	Debt/EBITDAR <2.5x	BBB-	Debt/EBITDAR <2.5x	BBB-	Debt/EBITDAR <3.0x
Ba1	Debt/EBITDAR <3.25x	BB+	Debt/EBITDAR <3.0x	BB+	Debt/EBITDAR <3.5x
Ba2	Debt/EBITDAR <4.0x	BB	Debt/EBITDAR <4.0x	BB	Debt/EBITDAR <4.0x
Ba3	Debt/EBITDAR <4.75x	BB-	Debt/EBITDAR <5.0x	BB-	Debt/EBITDAR <5.0x
B1	Debt/EBITDAR <5.75x	B+	Debt/EBITDAR <6.0x	B+	Debt/EBITDAR <6.0x

Current Rating

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:
1. Reflects related agency metric as of historical trailing twelve months at fiscal Q2 2024
2. Agency debt adjustments: Moody's includes operating leases, pensions, and non-standard adjustments; S&P includes operating leases, pensions, and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
3. Agency EBITDAR adjustments: Moody's includes operating lease expense, pensions, and unusual items; S&P includes operating lease expense, pensions, stock-based compensation, and other; Fitch includes operating lease expense and other

56

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 57 NORSE CREDIT RATINGS OVER TIME Last 15 years Source: Moody’s, S&P, Fitch and Refinitiv Eikon. Note: Fitch suspended its rating in June 2020 before reinstating a BBB - rating in March 2021. Change in Rating Change in Outlook S&P Moody’s Fitch BBB+ A - BB+ BBB - 2008 2010 2012 2014 2016 2018 2020 2022 2024 Apr - 09: BBB+ Stable Mar - 10: Positive Outlook Feb - 11: A - Stable Feb - 16: BBB+ Stable Aug - 16: Negative Outlook BBB - Stable Oct - 19: Mar - 20: Negative Outlook Sep - 20: BB+ Negative Mar - 21: Jan - 23: Stable Negative Outlook Outlook Baa1 Baa2 Baa3 Ba1 Ba2 Mar - 09: Baa2 Negative Jan - 10: Stable Outlook Feb - 11: Baa1 Stable Jun - 19: Negative Outlook Oct - 19: Baa2 Stable Apr - 20: Baa3 Negative Sep - 21: Ba1 Stable Apr - 23: Negative Outlook Apr - 24: Ba2 Stable A - BBB+ BBB - BB+ BB BBB Nov - 04: A - Mar - 15: BBB+ Mar - 20: BBB Mar - 21: BBB - Jan - 23: BB+ Apr - 24: BB Jan - 16: Negative Watch Centerview

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

LEVERAGE NEUTRAL TRANSACTION

Management Long-Term Plan

Moody's (Ba2 / Stable) | S&P (BB+ / Negative) | Fitch (BB / Stable)

Projected Leverage Ratio (1)(2)(3)



Ba3
4.8x
Ba2
4.0x
3.2x
2.9x
2.4x
2.0x
2024PF
2025E
2026E
BB
4.0x
BB+
3.0x
2.6x
2.8x
1.9x
1.5x
2024PF
2025E
2026E
BB-
5.0x
BB
4.0x
3.9x
3.6x
2.7x
2.2x
2024PF
2025E
2026E
Ratings Triggers
Current (4)

	Moody's 2024PF	Moody's 2025E	Moody's 2026E	S&P 2024PF	S&P 2025E	S&P 2026E	Fitch 2024PF	Fitch 2025E	Fitch 2026E
Agency-Defined Debt ($Bn) (5)	$4.2	$3.8	$3.2	$4.2	$3.1	$2.6	$5.6	$4.5	$3.9
Agency-Defined EBITDAR ($Bn) (6)	$1.4	$1.6	$1.6	$1.5	$1.6	$1.7	$1.5	$1.6	$1.7

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:

1. Pro forma; assumes $23.00 offer price, transaction close on February 1, 2025, minimum cash balance of $100MM, all excess cash used to pay down debt, and management and Liverpool roll current ownership interests
2. Projections based on Management Long-Term Plan as of August 2024
3. Agency ratings trigger ratios, per agency-defined total debt, net debt, and EBITDAR: Moody's reflects total debt / EBITDAR, S&P reflects net debt / EBITDAR, and Fitch reflects total debt / EBITDAR
4. Reflects estimate of related agency metric as of historical trailing twelve months at fiscal Q2 2024; reflects cash paydown of April 2024 notes ($250MM)
5. Agency debt adjustments: Moody's includes operating leases and non-standard adjustments; S&P includes operating leases and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
6. Agency EBITDAR adjustments: Moody's includes operating lease expense and unusual items; S&P includes operating lease expense, stock-based compensation, and other; Fitch includes operating lease expense and other

58

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

OFFER LEVERAGE OF $325MM

Management Long-Term Plan


Moody's (Ba2 / Stable)
S&P (BB+ / Negative)
Fitch (BB / Stable)
Projected Leverage Ratio (1)(2)(3)
Ba3
4.8x
Ba2
4.0x
3.2x
3.2x
2.7x
2.0x
BB
4.0x
BB+
3.0x
2.6x
3.0x
2.2x
1.6x
BB-
5.0x
BB
4.0x
3.9x
3.8x
2.9x
2.3x
2024PF
2025E
2026E
2024PF
2025E
2026E
2024PF
2025E
2026E
Ratings Triggers
Current (4)

	Moody's 2024PF	Moody's 2025E	Moody's 2026E	S&P 2024PF	S&P 2025E	S&P 2026E	Fitch 2024PF	Fitch 2025E	Fitch 2026E
Agency-Defined Debt ($Bn) (5)	$4.6	$4.1	$3.3	$4.6	$3.5	$2.6	$5.9	$4.8	$3.9
Agency-Defined EBITDAR ($Bn) (6)	$1.4	$1.6	$1.6	$1.5	$1.6	$1.7	$1.5	$1.6	$1.7

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:

1. Pro forma; assumes $23.00 offer price, transaction close on February 1, 2025, minimum cash balance of $100MM, excess cash used to pay down debt, management and Liverpool roll current ownership interests and incremental $325MM of debt drawn via new ~$1.2Bn ABL at an assumed rate of SOFR + 200 bps
2. Projections based on Management Long-Term Plan as of August 2024
3. Agency ratings trigger ratios, per agency-defined total debt, net debt, and EBITDAR: Moody's reflects total debt / EBITDAR, S&P reflects net debt / EBITDAR, and Fitch reflects total debt / EBITDAR
4. Reflects estimate of related agency metric as of historical trailing twelve months at fiscal Q2 2024; reflects cash paydown of April 2024 notes ($250MM)
5. Agency debt adjustments: Moody's includes operating leases and non-standard adjustments; S&P includes operating leases and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
6. Agency EBITDAR adjustments: Moody's includes operating lease expense and unusual items; S&P includes operating lease expense, stock-based compensation, and other; Fitch includes operating lease expense and other

59

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

Morgan Stanley

ILLUSTRATIVE INCREMENTAL DEBT OF $500MM

Management Long-Term Plan


Moody's (Ba2 / Stable)
S&P (BB+ / Negative)
Fitch (BB / Stable)
Projected Leverage Ratio (1)(2)(3)
Ba3 4.8x
Ba2 4.0x
3.2x
3.3x
2.8x
2.0x
BB 4.0x
BB+ 3.0x
2.6x
3.1x
2.3x
1.6x
BB- 5.0x
BB 4.0x
3.9x
4.0x
3.1x
2.3x
2024PF
2025E
2026E
Ratings Triggers
Current (4)

	Moody's 2024PF	Moody's 2025E	Moody's 2026E	S&P 2024PF	S&P 2025E	S&P 2026E	Fitch 2024PF	Fitch 2025E	Fitch 2026E
Agency-Defined Debt ($Bn) (5)	$4.8	$4.3	$3.3	$4.8	$3.7	$2.6	$6.1	$5.0	$3.9
Agency-Defined EBITDAR ($Bn) (6)	$1.4	$1.6	$1.6	$1.5	$1.6	$1.7	$1.5	$1.6	$1.7

Sources: Moody's, S&P, Fitch Ratings Materials

Notes:

1. Pro forma; assumes $23.00 offer price, transaction close on February 1, 2025, minimum cash balance of $100MM, excess cash used to pay down debt, management and Liverpool roll current ownership interests and incremental $500MM of debt drawn via new ~$1.2Bn ABL at an assumed rate of SOFR + 200 bps
2. Projections based on Management Long-Term Plan as of August 2024
3. Agency ratings trigger ratios, per agency-defined total debt, net debt, and EBITDAR: Moody's reflects total debt / EBITDAR, S&P reflects net debt / EBITDAR, and Fitch reflects total debt / EBITDAR
4. Reflects estimate of related agency metric as of historical trailing twelve months at fiscal Q2 2024; reflects cash paydown of April 2024 notes ($250MM)
5. Agency debt adjustments: Moody's includes operating leases and non-standard adjustments; S&P includes operating leases and workers compensation/self insurance; Fitch includes operating leases (equivalent to capitalized lease expense at 8x)
6. Agency EBITDAR adjustments: Moody's includes operating lease expense and unusual items; S&P includes operating lease expense, stock-based compensation, and other; Fitch includes operating lease expense and other

60

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 61 APPENDIX G PROCESS SUMMARY

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 24 11 8 7 1 1 Initial Outreach / Inbounds NDA Signed Management Presentation Follow - up Requests Received Indication of Interest Received Final Offer OUTREACH SUMMARY Strategic Partner Sovereign Wealth Fund / Family Office Financial Sponsor Note: 1. Management conducted a virtual preview meeting with December 13, 2023 Verbal Indication for Financing Sale Leaseback + Perpetual Preferred Investment with 13% coupon Remaining Strategic Partners (1) 1) Group + Family Offer 62

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW Counterparty Outreach Date / NDA Management Inbound Signed Meeting Date Management Meeting Details Management Meeting Attendees Follow Up Session Date Status Final Offer 1/7/24 ᴣ 1/18/24 Meeting at Centerview Partners (NYC) 1/30/24 Passed 1/8/24 ᴣ 2/2/24 Meeting at Norse Headquarters and store walk 2/9/24 Passed Moelis ᴣ 3/19/24 Meeting at Norse Headquarters Passed Inbound week of 3/18 ( ) Passed 1/8/24 ᴣ 1/29/24 Meeting at Morgan Stanley (LA) Passed 1/9/24 ᴣ 1/17/24 Meeting at Centerview Partners (NYC) Passed Inbound ᴣ 1/17/24 Meeting at 1/26/24 Passed 10/31/23 ᴣ Passed 11/1/23 Passed 10/31/23 ᴣ Passed Inbound ᴣ 6/05/24 Virtual Passed 11/26/23 ᴣ 1/25/24 Meeting at Morgan Stanley, store walk and dinner (LA) • Graciano Guichard Gonzalez, Chief Executive Officer • Enrique Güijosa Hidalgo, Chief Financial Officer 8/15/24 Bid Received $23.00 / share Inbound Passed Financial Sponsors 7 Strategic Partners 6 Note: 1. Management conducted a preview meeting with 12/13/23 on Zoom

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW OUTREACH SUMMARY Status Follow Up Session Date Management Meeting Date NDA Signed Outreach Date Counterparty Passed 11/3/23 Sovereign Wealth Funds / Family Offices 11 Passed 12/7/23 Passed 11/3/23 Passed 10/15/23 Passed 12/8/23 Passed 10/15/23 Passed 10/31/23 Passed 12/13/23 Passed 12/7/23 Passed 12/7/23 Passed 10/15/23 64

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

OVERVIEW OF POSSIBLE STRATEGIC ALTERNATIVES

	1 Continue to Execute LTP	2 Dividend Enhancement	3 Enhanced Buyback	4 Monetize Real Estate
Description	• Execute Baseline LTP and consistently beat Street estimates	• Payout excess year-end cash as a dividend each year	• Use excess cash flow to establish robust buyback program	• Execute sale leaseback transactions of the Company's owned real estate portfolio and distribute proceeds to shareholders
Benefits	✓ Management LTP implies outperformance vs. Street Consensus ✓ Solid foundation for execution with clean inventory position, Canada exit and optimized supply chain	✓ Sends long-term confidence signal on future free cash flow generation ✓ Immediate cash realization for shareholders	✓ Execution does not require new counterparty ✓ Enhanced capital return profile ✓ Advantageous in current valuation context relative to historical trading levels ✓ Evolves shareholder base towards long-term oriented investors	✓ Unlock value to distribute to shareholders or reinvest in core business ✓ Streamlined operations and strategic footprint
Considerations	x Investors may not re-rate JWN's multiple even with outperformance x Negative investor sentiment in the sector persists x Weak trading / execution at peers has created an unfavorable backdrop for JWN x JWN may be a target for future activists given its low multiple	x Investors typically do not seek dividend yield from discretionary consumer sector x Taxable event for shareholders x Potentially signals lack of investment opportunities x Investors likely to expect annual dividend increases going forward	x Indirectly increases Family / Liverpool stake x Success varies based on timing of repurchases and valuation at execution x Potentially signals lack of investment opportunities	x Increase in rental payments will decrease EBITDA going forward x Challenging environment for real estate sales / elevated cap rate environment x Potential for tax leakage, depending on basis x Increases risk of ratings downgrade
Value Creation	**Moderate**	**Limited**	**Limited**	**Limited**
Execution Complexity	**Moderate**	**Low**	**Low**	**High**

65

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

OVERVIEW OF POSSIBLE STRATEGIC ALTERNATIVES

	5 Separate Rack	6 Increase Liverpool Stake via Tender Offer	7 Partnership with Liverpool and New Long-term Investor(s)	8 Full Sale to Private Equity or Strategic
Description	• Separate Full-Line ("Namesake") and Rack into two distinct businesses with separate management teams and shareholders	• Liverpool increases its stake via a Tender Offer	• Optimize shareholder base by inviting Liverpool to partner with additional strategic investors to increase ownership	• Sell the business to a strategic acquiror or financial sponsor
Benefits	✓ Potential value upside if Rack re-rates towards Off-Price peer multiples ✓ Optimize management team and strategy around single distribution channel ✓ Increases specialized operational expertise at each separated business	✓ Provides current shareholders an opportunity to tender at a premium ✓ Transitions shareholder base to more of a long-term orientation ✓ Signal of validation from major existing shareholder and strategic investor	✓ Immediate monetization for public shareholders ✓ Demonstrated inbound interest ✓ New debt financing not likely required ✓ Aligns shareholder base with long-term focus ✓ Nordstrom Family could roll ownership stake	✓ Immediate monetization for all shareholders
Considerations	x Viability of Rack as standalone public entity in light of current scale and recent performance x Potential multiple contraction for Namesake towards Macy's and Kohl's x Ongoing dis-synergies and stranded costs from separation	x Likely to reduce trading volume / liquidity of stock x Transaction may be perceived as a step towards a take-private or entrenchment of family / management x Liverpool's willingness to pay a premium for a larger minority stake x Facilitating increase in Liverpool stake could be seen as inconsistent with rationale for poison pill adoption (i.e., ensuring shareholders receive control premium for sale of control)	x Control / governance to be negotiated among buying parties x New investors will require eventual liquidity event via stake sale / re-IPO x Recent trading levels and public Department Store peers may be valuation reference	x Limited universe of strategic acquirors x Limited financing available for sponsors x Likely requires refinancing existing debt x Recent trading levels and public Department Store peers may be valuation reference
Value Creation	**Moderate**	**Limited**	**Material**	**Material**
Execution Complexity	**High**	**Moderate**	**Moderate**	**High**

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 67 Summary ▪ In a change of control repurchase event (“CoC”) Norse is required to offer to repurchase the notes at 101% of the principal plus accrued interest ▪ All of the following must occur to trigger a change of control repurchase event: 1 – Change of control (e.g. consummation of a transaction in which a person or group gains majority voting power) 2 – Notes are rated below investment grade by each of the rating agencies following the announcement of a change of control 3 – Rating on the notes is lowered by each of the rating agencies , as a result of the change of control Selected Excerpts “If a change of control repurchase event occurs… we will make an offer to each holder of exchange notes to repurchase all or any part… at a repurchase price in cash equal to 101% of the aggregate principal amount… plus any accrued and unpaid interest on such exchange notes…” “ ’Change of control repurchase event ’ means the occurrence of both a change of control and a below investment grade rating event.” “ ’Below investment grade rating event ’ means the rating on the exchange notes is lowered by each of the rating agencies and the exchange notes are rated below investment grade by each of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control… … A below investment grade rating event… shall not be deemed to have occurred in respect of a particular change of control… if any of the rating agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm… that the reduction was the result… of the applicable change of control ” BONDS’ CHANGE OF CONTROL PROVISION Source: Norse indentures. Note: Norse’s 2028 debentures do not have a change of control trigger. .

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 69 LEGAL DISCLAIMER – CENTERVIEW This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by Norse (“the Company”) and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.